PFC/NYCOMED
EXECUTION COPY

DEVELOPMENT, ASSIGNMENT

AND

SUPPLY AGREEMENT

BETWEEN

PFC THERAPEUTICS, LLC

AND

NYCOMED DANMARK APS

1.	DEFINITIONS	3
2.	GRANT OF RIGHTS	9
3.	ASSIGNEE'S MAIN OBLIGATIONS	10
4.	ASSIGNOR'S MAIN OBLIGATIONS	11
5.	DEVELOPMENT	12
6.	MARKETING AUTHORIZATIONS	14
7.	COMPENSATION	15
8.	REPORTS; PAYMENT METHOD; CURRENCY	16
9.	MANUFACTURE AND SUPPLY	19
10.	INTELLECTUAL PROPERTY	22
11.	REPRESENTATIONS AND WARRANTIES	24
12.	INDEMNIFICATION	27
13.	TERM AND TERMINATION	28
14.	CONSEQUENCES OF TERMINATION	29
15.	CONFIDENTIALITY, PUBLICATIONS, PUBLICITY	31
16.	PERFORMANCE BY AFFILIATES	33
17.	DISPUTE RESOLUTION	33
18.	MISCELLANEOUS	34

        THIS DEVELOPMENT, ASSIGNMENT AND SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of April 1, 2004 (the “Effective Date”), by and between PFC, THERAPEUTICS, LLC, a Delaware limited liability company (“Assignor”), with a business address of 6175 Lusk Boulevard, San Diego, California 92121, and NYCOMED DANMARK ApS, a Danish corporation (“Assignee”), located at Langebjerg 1, DK-4000 Roskilde, Denmark. Assignor and Assignee are referred to in this Agreement individually as a “Party” and collectively as “Parties.”

RECITALS

        A.     Whereas Assignor is a pharmaceutical development company currently specializing in the development of blood substitution products and owns certain rights to the Product (as defined below);

        B.     Whereas Assignee is a pharmaceutical company possessing expertise in the development and commercialization of pharmaceutical products;

        C.     Whereas Assignor and Assignee intend to complete the clinical development of the Product with the purpose of achieving registration and commercialization of the Product within the Territory (as defined below);

        D.     Whereas Assignee for that same purpose intends to assume control and maintain Assigned Technology (as defined below) in the Territory and Assignor intends to assign such Assigned Technology to Assignee.

        In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.    DEFINITIONS

        The capitalized terms used in this Agreement will have the meanings given to them in this Section 1 and throughout this Agreement.

        1.1.    “Affiliate” means a corporation or other business entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party. For purposes of this definition only, “control” and, with corresponding meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a legal entity; provided, however, that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

        1.2.    “Assignment Agreement” means the agreement attached as Exhibit 1.2.

        1.3.    “Assigned Technology” means the Assigned Patents, Assigned Know-How and any Improvements (exclusive of Assignee’s part of any Joint Inventions in any such Improvements).

        1.4.    “Assignee Trademarks” means any trademarks or trade names used or registered by Assignee as of the Effective Date or during the Term.

        1.5.    “Assigned Know-How” means (a) any non-public or confidential sections of the Assignor’s MAA, and (b) all right, title and interest in the Territory to any other non-public or confidential Know-How owned or under the control of Assignor during the Term that is useful or necessary for the performance of pre-clinical or clinical development of the Product in the Territory, for the filing and maintenance of Marketing Authorizations in the Territory, or the commercialization, marketing or manufacture of the Product in the Territory.

        1.6.    “Assigned Patents” means the Patents listed in Exhibit 1.6,any other Patents owned or under the control of Assignor during the Term that would be infringed, in the absence of an assignment, by the manufacture, use, sale, offer for sale or importation of a Product and Patents on Improvements, in the Territory.

        1.7.    “Assignor Trademarks” means any trademarks or trade names used or registered by Assignor as of the Effective Date or during the Term .

        1.8.    “Business Day”means a day other than a Saturday, Sunday, Bank Holiday or other public holiday in Denmark or the State of New York.

        1.9.    “Call Option Letter”means a letter as attached as Exhibit 1.9.

        1.10.   “Clinical Trials” means planned experiments which involve subjects or patients and are designed to elucidate the most appropriate treatment of future patients with a given medical condition. A clinical trial uses results based on a limited sample of patients to make inferences about how treatment should be conducted in the general population of patients who require treatment in the future.

        1.11.  “CMC Data” means those data required by Part 2 of the Annex to Directive 2001/83/EC (including, without limitation, any updates and/or amendments thereto) including the qualitative and quantitative particulars of the constituents, the description of the manufacturing method and the controls and tests carried out at all relevant stages of the manufacturing process.

        1.12.  “Competing Product” means any fluorochemical emulsion with approved indications comparable to a Product that, during the term of this Agreement, in spite of Assignee’s reasonable efforts to legally prevent the sale of such product, is sold in a country of the Territory and has a 10% market share as determined by IMS audit data or any equivalent source of data in such country during the most recently completed calendar quarter.

        1.13.  “Confidential Information” means and includes all Know-How, patent applications formulas, designs, drawings, specifications, catalogs, data sheets, sales and technical bulletins, service manuals, mechanical diagrams, and all other information, whether or not reduced to writing, relating to the formula, design, manufacture, use, and service of the Product, as well as to any other information relating to the Assignor’s business or the Assignee’s Business, as the case may be, that may be divulged to the Assignor or the Assignee, as the case may be, in the course of its performance of this Agreement.

        1.14.  “Development Costs” means all costs incurred by Assignee in the development of the Product by Assignee itself, or through Third Parties acting on behalf of Assignee, and any costs or fees for preparation, filing, prosecution, maintenance, defence or enforcement of Patents or Product Trademarks in the Territory.

        1.15.  “Development Plan” means a plan or plans prepared by Assignee describing all activities in the development program for Product, including the protocols and timelines of the Clinical Trials relevant for the preparation of the Dossier.

        1.16.  “DMF” means a drug master file to be maintained with the applicable regulatory authorities in each country of the Territory.

        1.17.  “Dossier” means the master regulatory dossier relating to Product for obtaining Marketing Authorization for such Product in the Territory with the relevant authorities, including relevant Product and Scientific Data, pre-clinical data, CMC Data.

        1.18.  “EU” means the countries listed in Exhibit 1.18 under “EU”.

        1.19.   “First Commercial Sale” means, the first sale to a Third Party of a Product in a country in the Territory after all necessary regulatory approval and Marketing Authorization has been achieved for distribution and sale of such Product.

        1.20.  “Improvement” means any invention, discovery or Know-How, whether or not patentable, relating to Products that is developed solely or jointly by Assignor, Assignee, their Affiliates or their Third Party contractors after the Effective Date in the course of performing the Development Plan or commercializing a Product in the Territory or through independent development activities by Assignor.

        1.21.  “Inspection on Receipt” means the procedures relating to the inspection of Product on receipt to ensure compliance with Specifications to be carried out by or on behalf of Assignee upon delivery, in accordance with the Quality Agreement.

        1.22.  “Intellectual Property” means all Patents, trademarks and trade names, service marks, registered designs, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, design right, inventions, confidential information (including Know-How) and any other similar right situated in any country in the world.

        1.23.  “Interim Analysis Date” means the date of delivery of a final report stating the results of the interim analysis as defined in the Development Plan. The Interim Analysis Date shall in no event be later than September 30, 2005.

        1.24.  “Joint Inventions” means any invention or discovery made or conceived jointly by an employee(s), consultant(s) or agent(s) of Assignor and employee(s), consultant(s) or agent(s) of Assignee, as determined in accordance with United States patent laws or equivalent legislation in the Territory. Joint Inventions expressly exclude jointly invented Improvements.

        1.25.  “Know-How” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

        1.26.  “MAA” means a Marketing Authorization Application submitted to the appropriate regulatory body in the Territory for the purposes of obtaining approval for the marketing of a Product in such country.

        1.27.  “Marketing Authorization” means any approvals (including Price & Reimbursement Approvals) and any master files, DMFs, establishment licenses, registrations or authorizations of any national, supranational or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, importation, export, transport, distribution or sale of a Product (including the approval of an MAA) in the Territory.

        1.28.  “Net Sales” Net Sales means the total amount actually received by Assignor or its Affiliate in connection with sales of Products to any person or entity that is not an Affiliate of Assignor, after deduction of all the following to the extent applicable to such sales:

        1.28.1   all trade, case and quantity credits, discounts, refunds or rebates, including without limitation rebates accrued, incurred or paid to assistance program and any other price reductions required by a governmental agency;

        1.28.2   allowances or credits for returns, including without limitation amounts received for sales which become the subject of a subsequent temporary or partial recall by a regulatory agency for safety or efficacy reasons outside the control of Nycomed, and retroactive price reductions (including managed care and similar types of rebates);

1.28.3 cost of freight, postage, and freight insurance;

1.28.4 sales taxes, value added taxes, excise taxes, and customs duties; and

1.28.5 cost of export licenses and any taxes (excluding income taxes or similar taxes), fees or other charges associated with the exportation or importation of Products.

        1.28.6   A sale or transfer by Assignee to an Affiliate or licensee of Assignee for resale by such Affiliate shall not be considered a sale for the purpose of this provision but the resale by such Affiliate shall be a sale for such purposes. Transfers for preclinical trials and Clinical Trials, testing or market research or promotional purposes shall not be a sale for the purpose of calculating Net Sales.

        1.28.7   If a Product is sold in conjunction with a product or service (e.g. as a bundled or combination therapy) that is not a Product, the Net Sales of such combination product for purposes of determining royalties payable on sales thereof shall be calculated by first determining the Net Sales of such combination product as above, and then multiplying such number by the applicable fraction from the following three options:

1.28.8 If the Product(s) and other component(s) in such combination product all are sold separately, then such fraction shall be A/(A+B),

i) where, for the combination product:

ii) “A” is the listed sale price(s) of the Product(s) in such combination product when sold separately; and

iii) “B” is the listed sale price(s) of the product component(s) in such combination product when sold separately.

    1.28.9          If the product component(s) in the combination product is not sold separately, then such fraction shall be A/C, where “A” is as above, and C is the average listed sale price of the combination product.

    1.28.10   If neither the Product(s) nor the product component(s) in the combination product are sold separately, then such fraction shall be a fraction reasonably reflecting the relative value contributed by the Product(s) to the total value of the combination product, with such fraction to be established by mutual agreement of the Parties based on good faith, reasonable negotiation. If the Parties cannot reach such agreement within sixty (60) days of Nycomed’s submitting the matter for agreement, the Parties shall resolve such issue by having the fraction determined by binding arbitration under Section 17.

        1.29.  “Patent” means patents, letters patent, applications (provisional and non-provisional) for patents, and any patents issuing therefrom and from any patent application claiming, or entitled to claim; priority from any such application for patent; any divisions, continuations, continued prosecution applications, continuations-in-part, SPCs, utility models and any equivalents, substitutions, confirmations, registrations, revalidations, additions, reexamination certificates of any of the foregoing and any patents issuing on any of the foregoing; and any reissue patents, patent extensions and patent term restorations of any of the foregoing.

        1.30.  “Price & Reimbursement Approvals” means approval or listing on official price lists, reimbursement schedules or hospital recommendation lists as appropriate for the individual markets in the Territory.

        1.31.  “Product” means all injectable fluorochemical emulsions capable of transporting oxygen in therapeutic effective amounts in the bloodstream for all medical uses, including without limitation, a product existing as of the Effective Date having a composition agreed upon by the Parties and set out in the Specifications (“Existing Product”), that (a) the making, using, offering for sale, or selling of which without a license or assignment would infringe a Valid Claim of a patent within the Assigned Patents, (b) is developed using the Assigned Technology, and/or (c) is a modification or change in the formula of the Existing Product.

        1.32.  “Product and Scientific Data” means the data listed in Exhibit 1.32 and any other data related to the Product and all other documentation or correspondence obtained in the use of or in connection with the Product in development of the Product, in pre-clinical trials or in Clinical Trials, (such as pharmacokinetics, metabolism, pharma-codynamics, dose response, safety, efficacy and other pharmacological data) as well as data related to the manufacture of the Product.

        1.33.  “Product Trademarks” means any trademarks, trade dress, logos, slogans, and designs, whether or not registered in the Territory, used to identify or promote a Product in the Territory, but excluding any Assignee Trademarks or Assignor Trademarks.

        1.34.  “Quality Agreement” means the technical manufacturing agreement in the form of Exhibit 1.34 as required in connection with the Marketing Authorization;

        1.35.  “SPC” means in relation to any Product a Supplementary Protection Certificate for medicinal products and their equivalents provided under Council Regulation (EEC) No. 1768/92 of 18th June 1992, as may be amended, or analogous extensions of Patent protection in any jurisdiction.

        1.36.  “Specifications” means the specification for Product as specified from time to time in the Assignee Marketing Authorization(s), and attached as schedule to the Quality Agreement.

        1.37.  “Transfer Price” means the price payable from Assignee to Assignor for Product upon delivery.

        1.38.  “Term” has the meaning set forth in Section 13.1 of this Agreement.

        1.39.  “Territory” means the countries listed in Exhibit 1.18.

        1.40.  “Third Party” means any individual or entity other than Assignor, Assignee and their respective Affiliates.

        1.41.  “Unit” means, with respect to each Product, one unlabeled vial of Product.

        1.42.  “Valid Claim” means any claim of an issued patent which has not (a) been held permanently unenforceable, unpatentable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is not appealable or is not appealed within the time allowed for an appeal, (b) been admitted to be invalid or unenforceable generally through reissue, disclaimer or otherwise, (c) expired or been cancelled and/or (d) been intentionally abandoned.

2.    GRANT OF RIGHTS

        2.1.     Grants to Assignee.

        2.1.1    Assignment to Assignee. As of the Effective Date, the Parties have signed and executed the Assignment Agreement transferring all right, title and interest to the Assigned Technology in the Territory to Assignee.

        2.1.2    Call Option. Assignee shall have the option, until sixty (60) Business Days after the Interim Analysis Date, to include the Republic of China in the Territory by having the Call Option Letter signed and executed by Assignor.

        2.1.3    Rights of Assignee. Assignor acknowledges that during the Term, Assignee shall have the exclusive right under the Assigned Technology and the Product Trademarks to market, sell, offer to sell, use, import and export, distribute and license Products in the Territory, and submit for approval for or amendment of Marketing Authorization for the Product in the Territory.

        2.1.4    Assignee’s Manufacturing Right. Beginning at the earlier of i) three (3) years from the date of the First Commercial Sale in the Territory or ii) Assignor’s breach of its obligations of supply of Product under Sections 5 and 9 in a period exceeding 2 months, Assignee shall have the exclusive right to manufacture, or have manufactured, Product for use in the Territory; provided, however, that in the event Assignee exercises its right under this Section 2.1.4, Assignee shall use commercially reasonable efforts to manufacture, or have manufactured, the Product for use in the Territory.

        2.1.5    Dossier. The Dossier(s) shall be the sole property of Assignee, and Assignor hereby assigns by way of future assignment any rights in or to any amendments or modifications to, or translations of, the Dossiers which it may affect or which may be affected on its behalf, in connection with its use of the Dossiers under the terms of this Agreement; provided, however, that Assignor shall have reasonable access to and use of the Dossiers for Assignor’s use in seeking Marketing Authorizations outside the Territory.

        2.1.6    Reference to Assignor Marketing Authorizations. Subject to the terms and conditions set forth in this Agreement, Assignor hereby grants to Assignee a fully paid, non-exclusive right and license to reference any Marketing Authorizations under the control of Assignor for Products outside the Territory for the purpose of obtaining Marketing Authorization of Products in one or more countries in the Territory.

        2.1.7    Ownership.Subject to the rights of reference and use granted to Assignor in Section 2.2 below, Assignee shall own all rights in Dossiers, Marketing Authorizations in the Territory, Product and Scientific Data, and the information and data contained therein.

        2.2.     Grants to Assignor.

        2.2.1     Except as to Assignee as set out in subsection 2.3, Assignee hereby grants to Assignor the exclusive right (a) to use, outside the Territory, any clinical and non-clinical data generated by or on behalf of Assignee in the course of developing Products, and (b) to reference any Marketing Authorizations obtained for Products in the Territory, for the purpose of developing and pursuing Marketing Authorizations for Products outside the Territory.

        2.2.2     All Product and Scientific Data shall belong to Assignee and except as to Assignee as set out in subsection 2.3 Assignee issues an exclusive, irrevocable, free license to Assignor to use the Product and Scientific Data outside the Territory. Assignee shall throughout the Term provide copies of all Product and Scientific Data to Assignor, or as it may direct, as soon as practicable after such Product and Scientific Data is generated or comes into the possession and control of Assignee.

        2.3.    No limitation of use. Notwithstanding any other provision of this Agreement, in addition to its other rights under this Agreement, Assignee shall have the right to exploit and use, outside the Territory, any data generated under this Agreement for products, other than Product, developed by or on behalf of the Assignee. In addition, (a) the grant of rights under subsections 2.2.1 and 2.2.2 shall not limit Assignee’s exclusive right to the use of such data in the Territory, (b) Assignee’s global right to use such data for other products than the Product and (c) The assignment to Assignee under this agreement shall not limit Assignor’s right and ownership to the Assignor Technology outside the Territory.

        2.4.     Joint Inventions.

2.4.1 Each Party shall have the exclusive right under the Joint Invention(s) for research, development and commercialization of Products in its respective Territory.

        2.4.2     In relation to use of Joint Inventions with other products, the Parties shall negotiate in good faith the scope of each other’s uses of any such Joint Inventions, and the distribution of proceeds from sales, licensing, assignment or other transfer of rights under Joint Inventions to each other and/or Third Parties. Neither of the Parties shall grant any rights under Joint Inventions to Third Parties before agreement concerning distribution of proceeds has been reached.

3.    ASSIGNEE’S MAIN OBLIGATIONS

        3.1.    Under the terms of this Agreement, Assignee shall:

        3.1.1     be responsible for the development of the Product in the Territory, including the preparation and execution of the Development Plan and communication with the authorities and investigators in the Territory as set out in Section 5;

3.1.2 prepare and submit the Dossier with the relevant regulatory authorities for obtainment of Marketing Authorization as set out in Section 6;

3.1.3 register, maintain, defend and enforce the Assigned Technology in the Territory as set out in Section 10;

3.1.4 import, label, package, import analyze and release the Products ready for sale to end users in the Territory as set out in the Quality Agreement;

3.1.5 launch and commercialize the Product throughout the Territory;

3.1.6 obtain any and all import licenses and governmental approvals that may be necessary in the Territory to permit the sale and purchase of the Product;

3.1.7 comply with any and all governmental laws, regulations, and orders that may be applicable to Assignee by reason of its execution of this Agreement;

        3.1.8     cover all costs related to the development and manufacturing scale-up of the Existing Product performed by a Third Party contract manufacturer up to an amount of US $ *, as set out in Section 5; and

3.1.9 assist Assignor on negotiating a manufacturing agreement for the commercial supply of Product from a Third Party manufacturer and for supply of raw material as set out in Section 5.

        3.2.    Except as otherwise indicated herein, Assignee shall bear all costs related to the activities listed in subsection 3.1.

4.     ASSIGNOR’S MAIN OBLIGATIONS

        4.1.    Under the terms of this Agreement, Assignor shall:

4.1.1 simultaneously with the execution of this Agreement, assign the Assigned Technology in the Territory to Assignee as set out in the Assignment Agreement.

4.1.2 deliver all information related to the Product and the development hereof available to Assignor as set out in Sections 5, 6 and 10;

4.1.3 transfer the Assigned Technology including assistance by Key Personnel of transfer of Assigned Know How as set out Sections 2, 5 and 10;

4.1.4 maintain the Patents claiming any parts of the Product outside the Territory as set out in Section 10.4.3;

4.1.5 pay costs exceeding US $ * for development and manufacturing scale-up of Product as set out in Section 5.

4.1.6 manufacture and supply or have manufactured and supplied Product to Assignee for clinical development as set out in Section 5; and

        * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.1.7 manufacture and supply or have manufactured and supplied Product for commercialization as set out in Section 9.

        4.2.    Except as otherwise indicated herein, Assignor shall bear all costs related to the activities listed in subsection 4.1.

5.     DEVELOPMENT

        5.1.    Joint Development Committee.

        5.1.1     The Parties shall establish a joint development committee (“Development Committee”) consisting of two (2) representatives of each of the Parties. The initial members of the Development Committee shall be the persons listed under “Development Committee Members” in Exhibit 5.1.

        5.1.2     The Development Committee will perform the following functions (a) monitor the progress of, and provide input to, Assignee’s efforts in seeking approval of the Product in the Territory and any further development of the Product, and Assignor’s corresponding efforts outside the Territory; (b) oversee and monitor the development and scale-up of the manufacturing process for Product pursuant to any Development Program; (c) confirm agreed upon specifications for the Existing Product, (d) notify the Parties of Improvements, and (e) address and attempt to resolve conflicts or disputes between the Parties that may arise during the course of performing this Agreement.

        5.1.3     The respective Development Committee members of each of the Parties shall appoint the persons necessary for the performance of the activities listed in this Section 5. The key persons listed in Exhibit 5.1 (“the Key Persons or Key Personnel”) shall be among the appointed persons. The appointed persons shall be made available to the extent reasonably necessary for the performance of the tasks to which they are appointed and shall perform those activities at the cost of the Party by whom they were appointed or as specified in Exhibit 5.1.

5.1.4 Assignor shall, if reasonably necessary, allow Assignee to contract with any Assignor Key Personnel on a consultancy basis.

        5.1.5     Each Party will select one of the representatives to the Development Committee as such Party’s primary contact person for communication between the Parties relating to any development, technical and patent aspects of this Agreement. An alternate member designated by a Party may serve on the Development Committee temporarily in the absence of a permanent member, and may replace such permanent member on a permanent basis, if necessary. Each Party will bear its own costs of participation in the Development Committee.

        5.1.6     The Development Committee will have only such powers as are specifically delegated to it in this Agreement, and will have no power to amend this Agreement or waive a Party’s rights or obligations under this Agreement. Delegation of powers to the Development Committee will not relieve either Party from its obligations under this Agreement.

        5.1.7     The Development Committee will hold meetings at such times and places as will be determined by the contact persons appointed under subsection 5.1.3 above, but in no event will such meetings be held in person or by teleconference or video conference less frequently than: (a) once every three (3) months during the period commencing on the Effective Date and ending upon the first anniversary of receipt of Marketing Authorization in EU, and (b) after such period, once every year. The first meeting of the Development Committee will take place within sixty (60) days after the Effective Date. The contact persons will establish an agenda for each such meeting and will designate representatives of the Parties who will have management responsibility for the issues on the agenda for such meeting

        5.1.8     Assignee shall have the ultimate authority in relation to activities in the Development Plan performed on behalf of Assignee. Assignor shall have the ultimate authority in relation to activities in the Development Plan performed on behalf of Assignor.

        5.2.     Initiation of Clinical Trials.

        5.2.1     Assignee shall as soon as reasonably practicable following the Effective Date, but in any event no later than thirty (30) days from the Effective Date, present to the Development Committee a draft Development Plan containing headlines for planned activities. A Development Plan shall include a time schedule for interaction with the relevant authorities, a Clinical Trial program together with a timetable for all required actions for the completion of the Dossier in respect of the initial indication of Product. The Development Plan shall be amended taking into consideration the advice taken from such authorities. The Development Committee shall discuss and amend the Development Plan within fifteen (15) days.

5.2.2 Assignor shall notify the Development Committee of development activities outside the Territory.

        5.2.3     Assignee shall have the ultimate authority in relation to activities related to the Clinical Trials performed on behalf of Assignee. Assignor shall have the ultimate authority in relation to activities related to Clinical Trials performed on behalf of Assignor.

        5.2.4     Assignor shall as soon as reasonably possible, but in no event more than five (5) days after Effective Date, collect and deliver to Assignee all Product and Scientific Data available to Assignor for Assignee’s preparation of a draft Development Plan.

        5.2.5     Assignor shall notify Assignee from time to time of all requirements applicable outside the Territory in connection with the conduct of Clinical Trials in so far as Assignor may request Assignee to comply with such requirements in the conduct of the Clinical Trials and Assignee shall only be liable under this Agreement in the event it has been duly informed of and has accepted such requirements by Assignor. Assignee shall reasonably take into consideration that Assignor will use the data obtained outside the Territory.

        5.3.    Supply of Clinical Trial Material and Preparation of Commercial Supply.

        5.3.1     Assignor shall enter into a development and manufacture agreement with a Third Party manufacturer. Assignor shall ensure that the contract manufacturer conducts scale-up of the Existing Product to ensure Clinical Trial supply.

        5.3.2     Assignor shall make available and transfer all Know-How relating to manufacture of Product, to the manufacturer and Assignee in order to ensure the scale-up of the Existing Product or other agreed upon Product necessary for the Clinical Trial supply of such Product and the further development of such Product. Assignor shall at its cost ensure sufficient raw material supply to manufacturer necessary for scale-up of such Product.

        5.3.3     Assignee shall make available personnel to negotiate with Assignor the agreement mentioned in subsection 5.3.1. with the Third Party contract manufacturer and shall approve of such agreement before entered into.

5.3.4 The Parties shall mutually set out a project plan describing each step of transfer of technology related to the manufacture and the cost thereof.

        5.3.5     In relation to payment of that Third Party contract manufacturer for the preparation of the manufacture of the Clinical Trial supply Assignee shall cover the initial US $ * of the incurred cost. Assignor shall pay any incurred costs exceeding US $ *.

        5.3.6     Assignor shall supply the total requirement of Product for performance of Clinical Trials in the Territory to Assignee. The Product for Clinical Trials shall be supplied at a rate of the actual cost for such Product when acquired from the Third Party contract manufacturer plus handling fees (e.g. shipping, insurance), but in no event more than US $ * per Unit. Any commercial supply of Product shall be delivered under the terms set out in Section 9.

        5.3.7     Assignor warrants that all Products delivered for Clinical Trial supply upon delivery have been manufactured in accordance with cGMPs, conforms with the Specifications, and has a remaining shelf life of at least twelve (12) months.

        5.3.8     Assignor is responsible for the supply of raw material to the Third Party contract manufacturer. Upon Assignor’s request Assignee shall to the extent possible and reasonable make available personnel for negotiation of an agreement with a supplier of raw material.

6.    MARKETING AUTHORIZATIONS

        6.1.    Assignee shall as soon as reasonably practicable after completion and evaluation of the results of the Clinical Trials compile and submit the Dossier in respect of the Product with the relevant authorities and shall use all reasonable endeavors to conduct the approval process in order to obtain a Marketing Authorization for Product in the EU.

        * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        6.1.1     To the extent either Party receives any written or oral communications relating to a Product from any regulatory authority in the Territory, such Party will promptly inform the other Party thereof (including by providing a copy of any written communication or a written account of any oral communication), but in no event later than ten (10) Business Days after receipt of such communication.

        6.1.2     Each Party will promptly notify the other Party, and provide such other Party with a copy, of any correspondence or other reports or complaints submitted to or received by the first Party from any regulatory authority in the Territory or from any other Third Party claiming that any product promotional materials (including advertising and other promotional materials used in connection with the marketing, promotion and sale of the Product) are inconsistent with a Product’s labeling or are otherwise in violation of applicable law or regulation.

6.1.3 Each Party will provide the other Party upon request with a copy of any documents or reports filed with any regulatory authority during the Term with respect to a Product.

        6.2.    Countries outside EU. In respect of all parts of the Territory outside the EU, Assignee’s obligations are as follows: If Assignee reasonably considers that the commercial value of Product in such part of the Territory does not justify the approval costs and/or the marketing costs, Assignee may elect not to develop further any such Product in respect of that part of the Territory.

        6.3.    Each of Assignee and Assignor shall use all reasonable endeavors to procure and maintain the maximum period of data exclusivity according to European Council Directive 2001/83, as may be amended from time to time, or equivalent local legislation in each part of the Territory in respect of Dossiers filed by Assignee in connection with any application for or the maintenance of any Marketing Authorizations for any Products in the Territory.

        6.4.    Price & Reimbursement Approvals. To the extent applicable, Assignee shall apply for Price & Reimbursement Approvals with the relevant authorities at the appropriate time relative to grant of Marketing Authorization.

        6.5.    Ownership and Maintenance of Marketing Authorizations. Assignee shall be the Marketing Authorization holder in respect of all Products in each part of the Territory and shall assume all responsibilities towards the regulatory authorities. Assignee shall maintain the Marketing Authorizations at its costs in the Territory for the Term. Assignor will, throughout the Term, at its own costs, provide reasonable technical and scientific support to enable Assignee to maintain Marketing Authorizations in the Territory.

7.     COMPENSATION

        7.1.    Assignee shall finance all Development Costs and the application for Marketing Authorization as set out in Sections 5 and 6. The Parties acknowledge that those Development Costs shall be in lieu of any fee or development milestone.

        7.2.    Sales milestones. Assignee will make the following one-time only payments in the amounts set forth below within fifteen (15) Business Days of the occurrence of the following events (meaning presentation of Assignee’s report of Net Sales as set out in Section 8 presenting the below mentioned amounts):

MILESTONE EVENT	MILESTONE PAYMENT
(1) First time the annual Net Sales of the Product	US $ *
exceeds US $ 100 million

(2) First time the annual Net Sales of the Product	US $ *
exceeds US $ 200 million

        7.3.    Sales Price. Assignee shall at its sole discretion decide the price at which the Product is to be sold to Third Party customers.

        7.4.    Cost of Goods. During the period that Assignor supplies Product to Assignee for sale in the Territory, Assignee shall pay to Assignor a cost of goods equal to *% of Net Sales for Products delivered by or on behalf of Assignor.

        7.5.    Royalties.

        7.5.1    Royalty Amount. Subject to Section 8.5 below, Assignee will pay to Assignor a royalty equal to * % of Net Sales for annual Net Sales up to US $ * and *  % of Net Sales for any part of the annual Net Sales exceeding US $ *.

        7.5.2    Royalty Term. Royalties due under the preceding subsection 7.5.1 will to the extent permitted by law be payable on a country-by-country and Product-by-Product basis until the later of: (i) the expiration of the last-to-expire issued Patent within the Assigned Technology containing a Valid Claim covering such Product in such country, or (ii) 15 years from the First Commercial Sale of such Product in such country.

        7.5.3    Royalty Adjustment. Notwithstanding the provisions of subsection 7.5.1, if a Product is not covered in a particular country in the Territory by a Patent in the Assigned Technology, then the royalty amounts described in subsection 7.5.1 of this Agreement will remain unchanged with respect to such Product in such country; provided that the royalty payable on such Product in such country will be reduced to zero (0) in the event of a Competing Product.

8.     REPORTS; PAYMENT METHOD; CURRENCY.

        8.1.    Transfer Price. Upon delivery Assignee shall pay to Assignor the Transfer Price which shall be agreed between the Parties no later than three months prior to expected First Commercial Sale. The Transfer Price shall be stated in EURO per Unit.

        * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        8.2.    The Transfer Price is payable 30 Business Days from delivery.

        8.3.    Reconciliation between Transfer Price and cost of goods. Within thirty (30) Business Days of the end of each calendar quarter, Assignee shall effect a reconciliation between the Transfer Price paid by Assignee and the cost of goods actually due according to Section 7.4 to Assignor calculated at the applicable percentage of Net Sales. Such reconciliation will be calculated in EURO at the exchange rate defined according to Section 8.4. below. The balance shall be exchanged between the Parties through invoice or credit note issued no later than sixty (60) Business Days from the end of that calendar quarter.

        8.4.    Assignee will provide Assignor within thirty (30) Business Days after the end of each calendar quarter with a report stating the volume of Products sold or otherwise disposed of in each country of the Territory and providing the calculations for the Net Sales and royalties due. Within sixty (60) Business Days after the end of each calendar quarter, Assignee will transfer, by wire, the amount of royalties and cost of goods due to such bank account as Assignor may indicate from time to time. All such amounts shall first be calculated in the domestic currency of the sale and then converted into, and paid in EURO. For the purpose of the above calculation, the Net Sales shall be converted into EURO using the average rate of exchange for such calendar quarter published by the European Central Bank (as listed on the internet address www.ecb.de) or the statutory exchange rate.

        8.5.    Payment to Baxter.

        8.5.1     Assignor has certain obligations, among others, of payment of royalties to Baxter pursuant to that certain Percentage Fee Agreement dated June 13, 2003. As required by such Percentage Fee Agreement, Assignee has assumed certain payment obligations only as it relates to specified Products in the Territory. Assignor acknowledges and agrees that Assignee shall make such payments directly to Baxter. Any such monies paid to Baxter by Assignee shall be deducted from the royalty payable from Assignee to Assignor under this agreement.

        8.5.2     The Parties acknowledge that the Percentage Fee Agreement establishes a cap on payments due to Baxter. To ensure that payments to Baxter do not exceed the cap, the parties shall agree upon a mechanism to coordinate their separate payments to Baxter and each Party shall provide the other with a copy of all reports submitted to Baxter indicating the amount paid for the relevant reporting period as well as the total amount paid to date.

        8.6.     Taxes.

        8.6.1     Any and all amounts payable by Assignee to the Assignor hereunder are exclusive of and shall be made free and clear of and without the withholding of or deduction for or on account of any present of future taxes, duties, levies or other governmental charges, however designated, other than tax imposed on the overall net income or net worth of the Assignor (all such non-excluded items, whether or not collected by withholding or deduction, being hereafter referred to as “Taxes”), except Taxes required by law or the administration thereof to be withheld or deducted. If Assignee is required by law or a governmental body charged with the administration thereof to withhold or deduct any Taxes from or in respect of any amount payable by Assignee to the Assignor hereunder then (i) the amount payable shall be increased to such amount which, after making all required withholdings or deductions of Taxes therefrom, will equal the amount payable hereunder had no such withholdings or deductions been required; (ii) Assignee shall make such withholdings or deductions; (iii) Assignee shall pay the full amount withheld or deducted to the relevant taxation or other authority in accordance with applicable laws; and (iv) Assignee shall promptly deliver to the Assignor a receipt or similar documentation of the relevant authority evidencing the payment of such Taxes.

        8.6.2     Assignor will credit to Assignee any withholding tax Assignor recovers through a foreign tax credit that Assignor actually uses to reduce its US tax liabilities, up to the additional amount as described above, that Assignee has paid to Assignor with respect to that recovered tax. The Parties will mutually assist each other in claiming exemption from or reducing such deductions or withholdings under any applicable income tax treaty by providing or filing such documentation (including certificates of residence provided by the Parties) as may be required to claim such exemption or reduction.

        8.7.     Audit Rights; Adjustments.

        8.7.1     Assignee will permit an independent certified public accountant designated by Assignor and reasonably acceptable to Assignee (the “Auditor”), to have access to Assignee’s records and books during regular business hours for the sole purpose of determining the accuracy of the amounts reported and actually paid or otherwise payable to Assignor under the terms of this Agreement (the “Audit”). Any Audit will cover a period not to exceed 3 years immediately preceding such audit. Assignor will bear all costs and expenses in connection with the Audit; provided, however, that if any Audit reveals an understatement of Net Sales greater than 5% of the stated amount, then Assignee will bear all costs and expenses in connection with such Audit. Any such Audit will be performed upon at least thirty (30) Business Days prior written notice during regular business hours, and not more than once in each calendar year during the term of this Agreement and during each calendar year in the 3-year period following expiration or termination of this Agreement.

        8.7.2     The Auditor will execute a written confidentiality agreement with Assignee and will disclose to Assignor only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. The Auditor will send a copy of the report to Assignee at the same time it is sent to Assignor. The report sent to Assignee will also include the methodology and calculations used to determine the results.

        8.7.3     If the Audit results in a determination that Net Sales have been overstated, then Assignor will repay the amount of any resulting overpayment within thirty (30) Business Days after receipt of the Auditor’s report.

        8.7.4     If the Audit results in a determination that Net Sales have been understated, then any resulting underpayment will be paid to Assignor within thirty (30) Business Days after receipt of the Auditor’s report including an annual interest rate of 4% of the outstanding amount calculated from the period when the amount was originally due until the actual payment of the amount.

9.    MANUFACTURE AND SUPPLY

        9.1.     Tech Transfer to Assignee.

9.1.1 In the event Assignee requests Assignor, and Assignee has such right according to Section 2.1.3, Assignor shall initiate the following activities:

(a) provide reasonable assistance to Assignee to obtain Marketing Authorization or amendments to Marketing Authorizations that are reasonably necessary;

(b) provide Assignee with reasonable access to any relevant Know-How and other information relating to the manufacture of Product owned or controlled by Assignor at such time; and

(c) use reasonable efforts to facilitate the transfer of manufacturing technology from any of Assignor’s suppliers.

        9.2.    Supply of Product.

        9.2.1     Assignor undertakes to manufacture and supply Product to Assignee and Assignee undertakes to purchase Product from Assignor for the Territory, in accordance with the terms and conditions of this Agreement.

        9.2.2     Assignor shall deliver Products to Assignee in accordance with delivery dates specified in Binding Orders as defined in Section 9.3. The Products shall be delivered as unlabelled vials released for dispatch to Assignee.

        9.2.3     The Product will be delivered EXW (as defined in INCOTERMS, 2000) Assignor’s manufacturing or supply location. Title and risk of loss shall pass to Assignee upon delivery of the Product, by or on behalf of the Assignor, to a shipping carrier for transportation to Assignee. Under no circumstances shall the Assignor be deemed the importer of record.

9.2.4 Assignor acknowledges that, when delivered, all Products supplied under this Agreement shall have a remaining shelf life of at least twenty (20) months.

        9.2.5     The Parties shall enter into the Quality Agreement substantially equal to the template attached as Exhibit 1.34 concerning the commercial supply of Products. Upon Assignee’s request the Parties shall enter into a Quality Agreement concerning Product supplied for Clinical Trials. Assignor shall use reasonable efforts to procure for the signing of the Quality Agreement between Assignee and Assignor’s suppliers if so reasonably requested by Assignee.

        9.2.6    Audits: In order to ensure that the requirements set out in this Agreement are complied with, Assignee shall be entitled to carry out audits as specified in the Quality Agreement at the Assignor or its designated supplier at any time with prior notification.

        9.3.     Forecasts, Delivery and Orders.

        9.3.1    Assignee shall submit to Assignor each calendar quarter a rolling forecast by each Product for the following twelve (12) months showing its best estimate of quantities of the Products needed for such 12-month-period and required delivery dates for such quantities in each month (“Rolling Forecast”). Assignee undertakes to place orders to Assignor for the quantities specified for the first three months of such Rolling Forecast (“Binding Orders”). Assignor shall acknowledge and accept each Binding Order in writing (“Acceptance”) to Assignee and undertakes to issue within ten (10) Business Days an Acceptance in respect of each Binding Order placed by Assignee in accordance with the first three months of such Rolling Forecast and to fulfill all such Binding Orders in accordance with the required delivery dates specified therein.

        9.3.2     Assignor shall notify Assignee within ten (10) Business Days after receiving from Assignee a forecast if Assignor anticipates that it will not have the capacity required to produce the amounts set out in such Rolling Forecast. In such situation the Parties shall discuss in good faith to find possibilities to accommodate Assignee’s anticipated requirements. For the avoidance of doubt the above provision by no means relieves Assignor from its obligation according subsection 9.3.1.

        9.4.     Quality –Defective Product.

        9.4.1     As soon as reasonably practicable upon the receipt of Product from Assignor, Assignee (or its designated nominee) shall test such batch in accordance with the Inspection on Receipt and otherwise in accordance with the Quality Agreement, provided always that the performance of the Inspection on Receipt shall not relieve Assignor of any obligation or liability arising by reason of any breach by it of its obligations or liability under Sections 5, 6, 11 and 12.

        9.4.2     Assignee shall notify Assignor in writing in the event that it becomes aware by reason of the Inspection on Receipt or otherwise that all or any part of any batch of Product delivered to it fails to comply with the warranty given under Section 11 (a) Within ninety (90) Business Days from the date of receipt of such batch of Product by Assignee (or its designee) where such failure to comply is apparent from the Inspection on Receipt; or (b) Where such failure is not so apparent, within twenty five (25) Business Days after Assignee becomes aware of such failure.

        9.4.3     In the event of notification under Section 9.4.2 Assignee (or its designee) shall give full details in such notification of such claim and shall give Assignor reasonable access to such batch to investigate the matter before the remainder of the Product in the same consignment is used or returned to Assignor.

        9.4.4     Assignor shall promptly replace all such defective Product within thirty (30) Business Days of receipt of notice under Section 9.4.2 and shall make arrangements for the return or disposal, at Assignor option, of all such non-complying Product. Assignor shall pay all shipping and related charges in connection with the shipment of replacement Product. If Assignee at its discretion informs Assignor that Assignee does not want replacement of the defective Products, Assignor shall promptly issue a credit note for any invoice issued in respect of any returned batch.

        9.4.5     In the event of a conflict between the test results of Assignee and Assignor with respect to any shipment of Product hereunder, a sample of such Product shall be submitted to an independent laboratory for testing using the criteria set out in the Quality Agreement. Such independent laboratory shall be as agreed between the parties or in the absence of agreement (at the request of either party) each Party shall select an independent laboratory, and such independent laboratories shall select a third independent laboratory to conduct the testing. Such laboratory shall act as an expert, not as an arbitrator. The test results obtained by such laboratory shall be reported to Assignee and Assignor and shall in the absence of manifest error be final and binding on the parties. The fees and expenses of such laboratory testing shall be borne entirely by the party against whom such laboratory’s findings are made.

        9.5.     Samples.

        Assignor will deliver up to 10 Units of Product per hospital to be used as free samples of Product at the direct cost of manufacturing, and without payment of Royalties. Assignor warrants that the samples of Product shall comply in all respects with the Specifications

        9.6.    Adverse Drug Events Reporting.

        9.6.1     The Parties shall establish and maintain a system for exchanging safety information on the preparations of the Product. This system shall enable both parties to meet the safety regulatory requirements imposed by authorities both locally and internationally and to follow current international guidelines and standards in pharmacovigilance.

        9.6.2     With Assignee being the holder of the Marketing Authorization in the Territory, Assignee will provide a full system for pharmacovigilance fulfilling the EU legislation on Pharmacovigilance for Centrally Authorized Products (London 15 April 1997 CPMP/183/97) including the Qualified Person for Pharmacovigilance as required by the EU legislation (Directive 75/319/EC, chapter Va 20 May 1997 as amended). Assignee will also prepare Periodic Safety Updates (ICH format) and maintain a Company Core Safety Information Sheet (CCSI) for EU.

        9.6.3     During the Development Program Assignee will hold the database for reporting of Suspected Serious Unexpected Adverse Reactions and prepare Annual Safety Reports according to the EU Council of Directive 2001/20/EC.

        9.6.4     Any clinical and pre-clinical safety data (Investigator Brochures and clinical and pre-clinical reports on the preparations of Product held by Assignor should be provided to Assignee as reference documents to evaluate the safety data to be collected in the pre-marketing development program.

        9.6.5     A copy of all expedited Individual Case Safety Reports (ICSRs) and SUSARs, annual safety reports and PSURs will be forwarded to the Assignor. A detailed pharmacovigilance agreement between Assignee and Assignor substantially in accordance with the template set out in Exhibit 9.6 should be established at least 3 month prior to Assignor or any Partner of Assignor requires information on pre- or post marketing safety data for regulatory reasons.

10.   INTELLECTUAL PROPERTY

        10.1.  Assignor’s Obligation to Inform. As of the Effective Date, Assignor has disclosed to Assignee the complete text of all pending patent applications included in the Assigned Patents as of the Effective Date, as well as copies of all correspondence concerning the prosecution thereof made or received by or on behalf of Assignor to or from patent offices and any information or correspondence received by or on behalf of Assignor from patent offices concerning the institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any Assigned Patents, in each case to the extent in existence as of the Effective Date.  In addition, during the Term, Assignor will disclose to Assignee the complete text of all patent applications included in the Assigned Patents that are filed after the Effective Date, as well as copies of all correspondence concerning the prosecution thereof made or received by or on behalf of Assignor to or from patent offices and any information or correspondence received by or on behalf of Assignor from patent offices concerning the institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any Assigned Patents after the Effective Date, and if possible transmit such information electronically to Assignee or, at the expense of Assignee, ship such materials to a place of destination to be named by Assignee. Assignor shall promptly inform Assignee of the issuance of any Assigned Patents. Assignor shall provide prompt written notice to Assignee of each Improvement made by or on behalf of Assignor.

        10.2.  Unpatented knowledge. As soon as reasonably possible after Effective Date, Assignor shall make available the Key Personnel as requested by Assignee to discuss and document Assigned Know-How, including without limitation any Improvements not yet documented and disclosed to Assignee or patented. Such Key Personnel shall be instructed by Assignor to disclose to Assignee all relevant information relating to any such Improvements and further development of the Product. Any such information disclosed shall be covered by subsection 10.3 below. Assignee shall pay reasonable travel and accommodation costs for the Key Personnel made available.

        10.3.  Patent Filing, Prosecution and Maintenance. Subject to the terms and conditions set forth in this Section 10.3, Assignee has the exclusive right to file, prosecute and maintain all Assigned Patents in the Territory.

10.3.1 With respect to Assigned Patents, as of and after the Effective Date, Assignee shall at its discretion prosecute and, for issued Patents, maintain such Assigned Patents in the Territory.

10.3.2 Assignor shall consent to and execute the necessary documents in order to have Assignee registered as owner of the Assigned Patents in the Territory.

        10.3.3   With respect to Improvements, Assignee may apply for patent protection in all countries of the Territory for any Improvement that in Assignee’s reasonable opinion is patentable. If Assignee elects not to file a patent application claiming or covering an Improvement in a particular country, then Assignee will give prompt written notice to Assignor of such decision, but in any event within sixty (60) Business Days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such application. In such case, Assignor may elect at its sole discretion to undertake the preparation, filing, prosecution or maintenance of a patent application claiming or covering such Improvement in such country at its sole expense. In that event Assignor will own any such patent application and patents issuing therefrom and will be solely responsible for all associated costs; provided, however, that, during the Term Assignor shall not use its ownership of any such patent application and patents issuing therefrom to limit or restrict Assignee’s sales of a Product in the Territory. This obligation of non enforcement against Assignee shall extend to all third parties to whom any rights are transferred. Assignee will execute such documents and perform such acts as may be reasonably necessary for Assignor to commence such prosecution.

        10.4.   Enforcement Rights.

        10.4.1  Notification of Infringement. If either Party learns of any misappropriation of any proprietary Product information such as trade secrets, copyrights or Assignee Trademarks, Assignor Trademarks or Product Trademarks (the “Product Rights”) or any infringement or threatened infringement by a Third Party of the Assigned Technology, in each case, in the Territory, such Party will promptly notify the other Party and will provide such other Party with all available evidence of such misappropriation or infringement.

10.4.2 Enforcement of Patents and Product Rights in the Territory:

           (a)    Assignee will have the right, but not the obligation at its cost to institute, prosecute and control any action or proceeding with respect to infringement in the Territory of the Assigned Technology or any misappropriation of rights in the Territory, by counsel of its own choice, and will consult with Assignor on any actions that Assignee proposes to take in such action or proceeding. Assignor will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

           (b)    If Assignee fails to bring an action or proceeding or otherwise take appropriate action in Assignee’s discretion to abate such infringement or misappropriation in the Territory within a period of ninety (90) Business Days of written notice by Assignor to Assignee requesting such action, Assignor will have the right, but not the obligation, to bring and control, by counsel of its own choice, any such infringement or misappropriation action or proceeding. Assignee will cooperate with Assignor in any such action or proceeding brought by Assignor against a Third Party, and will have the right to consult with Assignor and to participate in and be represented by independent counsel in such litigation at its own expense.

           (c)    If a Party brings any action or proceeding under this subsection 10.4.2, the other Party agrees, at the request of the first Party, to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit, including without limitation providing commercial, clinical or manufacturing data available to the Parties, executing necessary documents, and providing expert support.

        10.4.3  Maintenance of Patents outside Territory. Assignor shall at its cost maintain Patents of the same patent families as, or corresponding to, the Assigned Patents outside the Territory. If Assignor no longer maintains such Patents, Assignor shall duly inform Assignee in order to give Assignee reasonable notice to take over maintenance of those Patents. In that event the Patents maintained by Assignee shall be assigned to Assignee on terms substantially equal to the terms set out in the Assignment agreement.

        10.4.4  Settlement with a Third Party. The Party that controls the prosecution of a given action under subsection 10.4.2. will also have the right to control settlement of such action; provided, however, that no settlement will be entered into which would limit the scope or enforceability of any Assigned Patents without the written consent of Assignor, such consent not to be unreasonably withheld.

        10.4.5  Enforcement Costs and Awards. Any costs and attorneys’ fees incurred in connection with an action or proceeding brought by a Party pursuant to subsections 10.4.2 (a) and 10.4.2(b) of this Agreement shall be borne by the Party bringing the action. Any damage award resulting from any such action, will be retained by the Party covering the costs according to Section 10.4.

        10.5.  Defense and Settlement of Third Party Claims. Subject to Section 10.6 below,if a Third Party asserts that a Patent, trade secret, or other intangible right owned or exclusively licensed by it is infringed or misappropriated by the manufacture, use, sale, or offer for sale of a Product in the Territory, the Assignee shall duly consult with Assignor and shall at Assignee’s discretion defend such right. Assignor shall duly assist Assignee at Assignee’s costs.

        10.6.  Withdrawal due to alleged infringement. In the event Assignee receives notice from a Third Party alleging that the manufacture, use or sale of the Product in the Territory infringes such Third Party’s Intellectual Property rights, Assignee shall provide Assignor with prompt written notice thereof and the Parties shall consult with each other in good faith regarding such allegation. Assignee shall consider Assignor’s suggestions and comments regarding such alleged infringement; provided, however, that Assignee shall have the right — after such consultation with Assignor — at its own discretion to withdraw the Product from the market and keep it off the market until the issue is resolved through acknowledgment of non-infringement by the Third Party or through court ruling in the relevant part of the Territory. Such withdrawal shall not constitute a breach of any of Assignee’s obligations set out in this Agreement.

11.   REPRESENTATIONS AND WARRANTIES

        11.1.  Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party that:

11.1.1 such Party is an entity duly organized, validly existing and in good standing under the laws of the state or country in which it was formed;

11.1.2 this Agreement is a legal and valid obligation binding upon such Party and enforceable against such Party in accordance with its terms;

        11.1.3  the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound;

        11.1.4  to the best of such Party’s knowledge, the execution, delivery and performance of this Agreement by such Party does not violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

11.1.5 such Party has the full power and authority to enter into this Agreement and to carry out the obligations contemplated hereby;

        11.1.6  such Party has not, and during the Term will not, grant any right to any Third Party relating to its respective Patents and Know-How which would conflict with the rights granted to the other Party hereunder;

11.1.7 such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement.

        11.2.  Assignor’s Additional Representations and Warranties. Assignor hereby represents and warrants to Assignee that:

        11.2.1     To the best of Assignor’s knowledge (including the knowledge of Assignor’s external patent advisor), as of the Effective Date, neither the Products nor the manufacture, use or sale of the Products nor the practice in the Territory of the Products do not infringe the Intellectual Property rights of any Third Party in the Territory or constitute a misappropriation of the trade secrets in the Territory or other Intellectual Property rights of any person or entity within the Territory.

        11.2.2     Assignor has not, and during the term of the Agreement will not, grant any right to any Third Party relating to the Products in the Territory which would conflict with the rights granted to Assignee hereunder.

11.2.3 To the best of Assignor’s knowledge, no Third Party in the Territory is infringing any of the Assigned Patents claiming any part of the Products or using any of the Assigned Know-How.

11.2.4 Assignor has obtained the assignment of all interests and all rights of any and all Third Parties (including, but not limited to employees) with respect to any Assigned Patents.

        11.2.5     As of the Effective Date, Assignor has not been served with any interference action or litigation with respect to any Assigned Patents claiming any part of the Product or related to the Product or the manufacture hereof, and Assignor has not received any written communication which expressly threatens interference actions or other litigation before any patent and trademark office, court, or any other governmental entity in any jurisdiction in regard to any such Patents.

        11.2.6     Assignor owns all Intellectual Property necessary for fulfilling the aims and intentions set out in this Agreement, including, without limitation, the assignment of rights in the Assigned Technology to Assignee.

11.2.7 Assignor owns all rights related to the Products and may grant to Assignee the rights set forth in this Agreement without breaching any agreement with any Third Party.

11.2.8 Assignor warrants and represents that it is not aware of any basis for finding that the Assigned Patents are invalid and unenforceable.

        11.2.9     Assignor warrants and represents that after release of the encumbrance described in subsection 13.3 below and except for certain security rights under the Percentage Fee agreement mentioned in subsection 8.5.1 there are no outstanding agreements, assignments or encumbrances in existence, concerning, involving, under or for the Assigned Technology. Assignor further warrants and represents that it has no outstanding duty or obligation to convey or grant any rights to any Third Party with respect to the Assigned Technology.

11.2.10 Assignor warrants and represents that it has perfected its ownership interest in the Intellectual Property, and has recorded its ownership interest with the Patent and Trademark Office.

11.2.11 Assignor warrants and represents that the Assigned Patents are in full force and effect and that any and all maintenance and other fees have been paid.

        11.2.12   The Assignor warrants and represents that prior to the Effective Date, it has used its best efforts to maintain the Assigned Technology in confidence and has not disclosed, distributed, or disseminated such information to anyone who is not in turn under an obligation to the Assignor to maintain this information in confidence.

        11.2.13   Assignor has provided Assignee’s internal patent counsel, during a due diligence meetings conducted on November 24 and November 25, 2003, with access to complete copies of the most current versions of all pending patent applications included in the Assigned Patents and all correspondence between Assignor and any patent office with respect to the pending patent applications included in the Assigned Patents as of the Effective Date, all relevant information on patent applications and such copies accurately reflect the scope of such patent applications as of the Effective Date.

        11.2.14   As of the Effective Date, there are no inquiries, actions or other proceedings pending before or, to the best of Assignor’s knowledge, threatened by any regulatory authority or other government agency with respect to the Existing Product or any facility where the Existing Product is manufactured, and Assignor has not received written notice threatening any such inquiry, action or other proceeding. As of the Effective Date, there are no investigations pending before or, to the best of Assignor’s knowledge, threatened by any regulatory authority or other government agency with respect to the Existing Product or any facility where the Existing Product is manufactured, and Assignor has not received written notice threatening any such investigation. Assignor shall promptly notify Assignee in writing upon learning of any such actual or threatened investigation, inquiry or proceeding.

        11.2.15   As of the Effective Date, the development and manufacture of the Existing Product has been conducted by Assignor and its Affiliates and, to the best of Assignor’s knowledge, its subcontractors are in compliance in all material respects with all applicable laws, rules and regulations, and as of the Effective Date, neither Assignor nor its Affiliates, and to the best of Assignor’s knowledge, its subcontractors, have received any notice in writing, or otherwise has knowledge of any facts, which have, or reasonably should have, led Assignor to believe that any of the INDs or other regulatory submissions relating to the Existing Product are not currently in good standing with, the FDA.

        11.2.16   Assignor has, up to and including the Effective Date, endeavored in good faith to furnish Assignee with all material information requested by Assignee concerning the quality, toxicity, safety and/or efficacy concerns that may materially impair the utility and/or safety of Products.

        11.3.   Product Warranty.

        11.3.1   Assignor hereby warrants and undertakes that upon delivery of each batch of Product all Product in such batch shall comply in all respects with the Specifications, including without limitation, having been manufactured in accordance with cGMPs or other relevant standard.

        11.3.2   The foregoing warranty is exclusive and in lieu of all other express and implied warranties, including but not limited to implied warranties of merchantability and fitness for particular purpose, related to this Agreement, and the warranties in the 1980 U.N. Convention on Agreements for the International Sales of Goods, the Uniform Commercial Code and other relevant laws shall not apply. With the exclusion of gross negligence and willful misconduct neither of the Parties shall be subject to any consequential or indirect damages with respect to claims made hereunder or by any purchaser or user of the Product.

12.     INDEMNIFICATION

        12.1.  Indemnification by Assignee. Assignee will indemnify, defend and hold Assignor and its directors, officers, employees, agents and Affiliates harmless from and against any liabilities, damages, costs or expenses, including reasonable attorneys fees (collectively, “Losses”), which arise out of, relate to or result from the breach by Assignee of any of its representations, warranties or obligations contained within this Agreement or any claim or action arising from, relating to or in connection with the manufacture of the Product delivered from or on behalf of the Assignee. Notwithstanding the foregoing, Assignee will not indemnify Assignor for any Losses to the extent that Assignee is entitled to seek indemnification from Assignor for such Losses under Section 12.2 of this Agreement.

        12.2.  Indemnification by Assignor. Assignor will indemnify, defend and hold Assignee and its directors, officers, employees, agents and Affiliates harmless from and against any Losses which arise from any claim, lawsuit or other action to the extent such Losses arise out of, relate to or result from the breach by Assignor of any of its representations, warranties or obligations contained within this Agreement or any claim or action arising from or relating in connection with the manufacture of the Product delivered from or on behalf of Assignor. Notwithstanding the foregoing, Assignor will not indemnify Assignee for any Losses to the extent that Assignor is entitled to seek indemnification from Assignee for such Losses under Section 12.1 of this Agreement.

        12.3.  Indemnification Procedures. A Party which intends to claim indemnification under Section 12.1 or 12.2 of this Agreement (the “Indemnitee”) will promptly notify the other Party (the “Indemnitor”) in writing of any claim, lawsuit or other action in respect of which the Indemnitee or any of its directors, officers, employees, and Affiliates intend to claim such indemnification within a reasonable period of time after the assertion of such claim; provided, however, that the failure to provide written notice of such claim within a reasonable period of time will not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is prejudiced by such failure to provide prompt notice. The Indemnitor will have the right to assume the complete control of the defense, compromise or settlement of any such claim with the prior written consent of such Indemnitee, which such consent will not be unreasonably withheld; provided, however, that Indemnitee will have the right to withhold such consent in its sole discretion if such defense, compromise or settlement includes any admission of wrongdoing on the part of an Indemnitee, or limits the scope of any claims in or enforceability of any Patents owned by or licensed to the Indemnitee. The Indemnitor may at its own expense, employ legal counsel to defend the claim at issue. At any time after Indemnitor has assumed defense of a claim, the Indemnitor may exercise, on behalf of the Indemnitee, any rights which may mitigate the extent or amount of such claim; provided, however, the Indemnitee: (a) may, in its sole discretion and at its own expense, employ legal counsel to represent it (in addition to the legal counsel employed by the Indemnitor) in any such matter, and in such event legal counsel selected by the Indemnitee will be required to confer and cooperate with such counsel of the Indemnitor in such defense, compromise or settlement for the purpose of informing and sharing information with the Indemnitor; (b) will, at its own expense, make available to Indemnitor those employees, officers and directors of Indemnitee whose assistance, testimony or presence is necessary, useful or appropriate to assist the Indemnitor in evaluating and in defending any such claim; provided, however, that any such access will be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnitee; and (c) will otherwise fully cooperate with the Indemnitor and its legal counsel in the investigation and defence of such claim. The rights and remedies provided pursuant to this Section 12 are the sole and exclusive remedies of the Parties hereto with respect to Losses.

        12.4.  Insurance. Each Party will maintain commercially reasonable insurance coverage commensurate with its obligations under this Agreement. Such commercially reasonable insurance coverage will include comprehensive general liability insurance coverage, including product liability, with a minimum limit of not less than US$ *, which shall be in effect at initiation of the Clinical Trials in the Territory.

13.   TERM AND TERMINATION

        13.1.  Term of the Agreement. The term of this Agreement (the “Term”) will commence on the Effective Date and, unless terminated earlier pursuant to this Section 13, will expire on a country-by-country basis upon the later of (a) the date of expiration of all royalty obligations in a given country in the Territory pursuant to subsection 7.5.2. of this Agreement, and (b) the date 15 years after the date of First Commercial Sale of a Product in such country under this Agreement.

        13.2.  Assignee’s right to Terminate. Assignee may terminate the Agreement without cause (a) before the First Commercial Sale of the Product in any country within the Territory with service of thirty (30) Business Days written notice and (b) after the First Commercial Sale of the Product in any country within the Territory with service of 3 months written notice.

        13.3.  Termination due to Third Party rights. Assignor has granted a lien on the Assigned Technology to a Third Party company, which is planned to be released and subsumed through a refinancing of Assignor. The intended release of the lien is described in an agreement with that certain Third Party, which is attached as Exhibit 13.3. Assignor has informed Assignee that the lien will be released as set out in Exhibit 13.3. In the event the lien has not been released within two hundred (200) days from Effective Date as established by competent written evidence, Assignee shall have the right to terminate the Agreement without notice.

        13.4.  Termination due to Third Party enforcement of rights. In the event a Third Party takes ownership of any or all parts of the Assigned Technology, Nycomed shall have the right to terminate the Agreement without notice, unless such ownership is caused through a breach by Assignee of its obligations towards Assignor or any Third Parties.

        * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        13.5.  Termination for Material Breach. In the event of a material breach of this Agreement by either Party, which is not cured within sixty (60) Business Days following receipt of written notice of the such breach from the non-breaching Party, the non-breaching Party will have the right to terminate this Agreement by written notification to the other Party, effective immediately upon receipt.

        13.6.  Termination for Bankruptcy. Either Party may immediately terminate this Agreement upon the occurrence of either of the following: (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the other Party in an involuntary case under any applicable national, federal, or state insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or (b) the filing by the other Party of a petition for relief under any applicable national, federal, or state insolvency or other similar law. All licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of 11 U.S.C. Section 365(n), intended to be licenses of rights to Intellectual Property as defined in 11 U.S.C.

14.   CONSEQUENCES OF TERMINATION

        14.1.  General. No termination of this Agreement will relieve any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have under this Agreement or at law or in equity which accrued or are based upon any event occurring prior to such termination.

        14.2.  Termination under 13.2. In the event of termination by Assignee of this Agreement under Section 13.2, Assignee shall forthwith after the effective date of termination:

        14.2.1   upon written request of Assignor, provide to Assignor the Dossier, all Product and Scientific Data and any other documents, materials, data or information within Assignee’s possession or control containing or evidencing any Intellectual Property of Assignor and all Assignor Confidential Information:

        14.2.2   cease all exploitation and marketing of Products provided always that Assignee shall be entitled to continue to sell Products for a period of six calendar months thereafter in order to fulfill existing orders only (subject always to payment of Royalties) and provided that Assignee shall not sell such inventory in a manner detrimental to the market for Products in the Territory;

14.2.3 give or procure for Assignor access to all data filed in connection with the Marketing Authorizations for the Products in the Territory;

        14.2.4     allow Assignor to cross-reference the file relating to the Products held by each relevant Regulatory Authority for the purpose of transferring the Marketing Authorization for the Products in the Territory to Assignor or as it may nominate;

14.2.5 subject to Assignee’s right to sell its inventory of Products pursuant to Section 14.2.2, transfer the adverse event database for the Products relating to the Territory to Assignor; and

        14.2.6     in the event of termination during the development use all reasonable endeavors to effect an orderly transfer to Assignor (or as it may direct) of the management and conduct of the Clinical Trials performed by or on behalf of Assignee and to fulfill Third Party obligations related to the Clinical Trials, including requirements of authorities, ethical committees etc.

        14.3.  Termination under 13.3. In the event of termination under subsection 13.3 Assignee shall perform the acts set out in subsection 14.2 above. Assignor shall reimburse Assignee all documented cost incurred through entering into and performing under the Agreement. Such amount shall be payable promptly upon Assignee’s production of due documentation for those costs.

        14.4.  Assignee’s termination under 13.4. In the event of Assignee’s termination under subsection 13.4 of this Agreement, Assignee’s rights shall continue in full force and effect but all of its obligations to Assignor shall terminate as of the date of such breach; if Assignor is responsible for manufacture and supply of Product to Assignee, Assignee shall have the right to obtain its supply of Product from Assignor’s Third Party contract manufacturer with no obligation to Assignor. Assignor shall immediately transfer to Assignee any and all manufacturing technology and Know-How, and provide to Assignee, at Assignor’s expense, reasonable technical assistance with respect to such technology and Know-How.

        14.5.  Assignor’s termination under 13.5. In the event of Assignor’s termination under subsection 13.5 of this Agreement, Assignee shall perform the acts set out in subsection 14.2 above.

        14.6.  Licenses Upon Expiration. Upon expiration of this Agreement pursuant to Section 13.1 of this Agreement with respect to a country in the Territory, Assignee’s rights in the Assigned Technology shall become irrevocable and Assignee shall have no obligation to Assignor with respect to such Assigned Technology.

        14.7.  Royalty to Assignee in the event of new partner. In the event Assignee terminates the Agreement prior to First Commercial Sale and Assignor subsequently generates revenues through the exploitation of the Assigned Technology in the Territory (either by itself or through a Third Party), Assignor shall pay Assignee a royalty of * % of Net Sales of the Product in the Territory until such time as up to an aggregate total of $* of Assignee’s Development Costs are reimbursed. The above provision in this subsection 14.6 shall only apply if Assignee’s termination is due to safety or efficacy issues, or due to changes in the market situation relevant for the Product.

        14.8.  Survival. In the event of expiration or termination of this Agreement pursuant to Section 13 of this Agreement, except as may otherwise be expressly set forth herein, the following sections will survive, together with the definitions of any defined terms used therein: Sections 11, 12, 15, 17 and 18. All other provisions, including all rights and obligations thereunder, will terminate and be of no further force and effect.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

15.   CONFIDENTIALITY, PUBLICATIONS, PUBLICITY

        15.1.  Confidential Information. Each Party acknowledges that the other Party’s Confidential Information comprises valuable trade secrets and is proprietary. Each Party will hold in strict confidence the other Party’s Confidential Information and will not disclose the same to any other person, firm or corporation, except as allowed hereunder. Notwithstanding the foregoing, the obligation of confidentiality contained in this Agreement will not apply to the extent that the receiving Party can demonstrate, by competent written proof, that such Confidential Information:

15.1.1 Was, at the time of disclosure, published, publicly known or otherwise in the public domain, other than through any act or omission by the receiving Party;

15.1.2 Was already known to the receiving Party, other than under an obligation of confidentiality or non-use, prior to the time of disclosure;

15.1.3 was disclosed to the receiving Party in good faith, without an obligation of confidentiality, by a Third Party not under any obligation of confidence with respect to such information; or

15.1.4 was independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

        15.2.  Treatment of Confidential Information. The Parties agree that during the term of this Agreement and for ten (10) years after its expiration or termination for any reason whatsoever, a Party receiving Confidential Information of the other Party will: (a) treat any such Confidential Information disclosed to it by the other Party as strictly confidential; (b) except as necessary in the performance of this Agreement, not disclose such Confidential Information to Third Parties without the prior written consent of the other Party, other than to its Affiliates, sublicensees, collaborators or any consultants, provided that such disclosure be under confidentiality agreements with provisions comparable to those contained in this Agreement; (c) not use such Confidential Information for purposes other than those authorized expressly herein; and (d) use reasonable efforts to prevent inadvertent disclosure of such Confidential Information, provided however, that the obligations under this Section 15.2 shall continue in force and effect with respect to each item of Confidential Information that is identified as a trade secret by the disclosing party at the time of or within thirty (30) days after its initial disclosure hereunder, until such time as such item of Confidential Information is no longer susceptible of being kept a trade secret.

        15.3.  Access. Access to Confidential Information will be limited to those employees or consultants of the Party receiving such information or of such Party’s Affiliates who reasonably require such information in order to carry out activities authorized pursuant to this Agreement. Such employees or consultants will be advised of the confidential nature of the Confidential Information and the related confidentiality undertaking

        15.4.  Permitted Disclosures. Notwithstanding any other provision in this Agreement, a receiving Party may disclose Confidential Information of the disclosing Party to the extent such disclosure is required by law or court order, provided that the receiving Party gives the disclosing Party prompt written notice of the requirement to disclose and reasonably cooperates with the disclosing Party to seek a protective order or other restrictions on the disclosure of such Confidential Information of the disclosing Party. Any such required disclosure will be limited only to that Confidential Information that is required to be disclosed and such disclosed Confidential Information will remain Confidential Information hereunder despite the required disclosure. A receiving Party may also disclose Confidential Information of the disclosing Party in connection with filing, prosecuting, defending and/or enforcing Patents, seeking or maintaining Marketing Authorizations and developing Products.

        15.5.  Return of Confidential Information. Upon termination or expiration of this Agreement, each Party hereto and its Affiliates will return all Confidential Information of the other Party in their possession to the other Party; provided, however, that each Party may retain: (a) a single archival copy of the Confidential Information of the other Party solely for the purpose of determining the extent of disclosure of Confidential Information hereunder and assuring compliance with the surviving provisions of this Agreement; (b) any portion of the Confidential Information of the other Party which is contained in laboratory notebooks; and (c) any portion of the Confidential Information of the other Party which a Party is required by mandatory applicable law to retain.

        15.6.  Confidentiality of the Agreement Terms. Neither Party will disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party; provided, however, that either Party may disclose the terms of this Agreement to actual or prospective investors and corporate partners (including SubAssignees), to a Party’s accountants, attorneys and other professional advisors, and as required by applicable laws and regulations of the U.S. Securities and Exchange Commission and any stock exchange on which a Party’s (or any Affiliate of any Party) stock is traded.

        15.7.  Publications. Any proposed written publication of research results arising from this Agreement will be submitted to the other Party at least twenty five (25) Business Days days prior to submission for publication, and at least ten (10) Business Days prior to oral, or other non-written format, disclosure or the submission of an abstract. During this twenty five (25) Business Day period for publication submissions and ten (10) Business Day period for abstracts or oral, or other non-written format, disclosures, the reviewing Party shall identify information that in the reasonable judgment of such Party (a) will interfere with such Party’s rights hereunder (including any effect on patentability of disclosed information) and/or (b) constitutes such Party’s Confidential Information. Should the reviewing Party require additional time to conduct its review the submitting Party agrees to postpone the oral disclosure and submission of the manuscript or the abstract for up to an additional sixty (60) days. Each Party agrees to delete from any proposed manuscript, abstract or oral disclosure, information identified by the other Party as its Confidential Information.

        15.8.  Publicity. Neither Party will make any public announcement concerning the existence, or the terms, of this Agreement, without the prior written approval of the other Party with regard to the form, content and precise timing of such announcement, except such as may be required to be made by either Party in order to comply with applicable law, regulations, court order, or tax or securities filings. A Party disclosing under the above provision according to law shall provide the other Party with a copy of the disclosed information. Such consent will not be unreasonably withheld or delayed by such other Party. Prior to any such public announcement, the Party wishing to make the announcement will submit a draft of the proposed announcement to the other Party as soon as possible and in no event less than ten (10) Business Days in advance to enable the other Party to consider and comment thereon. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 15.8 is intended to prohibit either Party from republishing or restating information relating to this Agreement that has already been approved by the other Party for use in a prior press release or public announcement.

16.   PERFORMANCE BY AFFILIATES

            The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that each Party will remain responsible for the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance and any act or omission committed by an Affiliate shall be deemed to have been conducted by the Party itself.

17.   DISPUTE RESOLUTION

        17.1.  The Parties will try to settle their differences amicably between themselves. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the performance or alleged non-performance of a Party of its obligations under this Agreement (“Dispute”), a Party may notify the other Party in writing of such Dispute. If the Parties are unable to resolve the Dispute within twenty (20) Business Days of receipt of the written notice by the other Party, such dispute will be referred to the Chief Executive Officers of each of the Parties (or their respective designees) who will use their good faith efforts to resolve the Dispute within fifteen (15) Business Days after it was referred to the Chief Executive Officers.

        17.2.  Subject to subsection 17.1 and subsection 17.3 of this Agreement, any Dispute that is not resolved as provided in the preceding Section 17.1, whether before or after termination of this Agreement, that in any way relates to the Agreement will be ““arbitrated under the international arbitration rules (the “Rules”) of the American Arbitration Association by three (3) independent and impartial arbitrators in accordance with said Rules. The arbitration will be conducted in English and will be held in New York, New York. The award in the arbitration will be final and enforceable in any court of competent jurisdiction.

        17.3.  Patents and Trademarks. Any dispute, controversy or claim between the Parties relating to the scope, validity, enforceability or infringement of any Patent licensed under this Agreement or of any trademark rights related to a Product will be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

18.   MISCELLANEOUS

        18.1.  Further Assurances. At any time during the term of this Agreement, Assignee and Assignor each will, at the request of the other Party, use reasonable efforts to (a) deliver to the other Party such records, data or other documents consistent with the provisions of this Agreement, (b) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (c) take or cause to be taken all such other actions, as a Party may reasonably deem necessary or desirable in order for such Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

        18.2.  Assignment. Except as set out in Sections 2.1.3 and 16.1, Neither Party will assign its rights or obligations under this Agreement to any Third Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld), except that either Party may assign such rights and obligations, without consent, to the surviving entity pursuant to a merger, acquisition or consolidation, or to a Third Party acquiring all or substantially all assets of a Party. All permitted assignments by either Party of any of its rights under this Agreement will be subject to all of the terms and conditions of this Agreement. All successors, permitted assignees of either Party will be subject to, and will be bound in writing by, all the terms and conditions of this Agreement. Any purported assignment not permitted under the terms of this Agreement will be null, void, and of no effect.

        18.3.  Independent Contractors. The Parties hereto are independent contractors. Nothing contained herein will constitute either Party the agent of the other Party for any purpose whatsoever, or constitute the Parties as partners or joint ventures. Employees of each Party remain employees of said Party and will be considered at no time agents of or owing a fiduciary duty to the other Party. Neither Party hereto will have any implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any Third Party.

        18.4.  Waiver. The failure of either Party to enforce any provision of this Agreement at any time will not be construed as a present or future waiver of such or any other provision of this Agreement. The express waiver by either Party of any provision or requirement hereunder will not operate as a future waiver of such or any other provision or requirement and will be effective only if set forth in a written instrument signed by a duly authorized representative of the Party waiving such provision or requirement.

        18.5.  Amendment. The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but such amendment, modification or alteration will be valid and binding on either Party only if made by a written instrument that explicitly refers to this Agreement and that is signed by a duly authorized representative of each Party.

        18.6.  Severability. In the event that any provision in this Agreement is held to be unlawful or invalid in any jurisdiction, the meaning of such provision will be construed to the greatest extent possible so as to render it enforceable. If no such construction can render such provision enforceable, it will be severed. The remainder of this Agreement will remain in full force and effect, and the Parties will negotiate in good faith a reasonable substitute provision that is valid and enforceable in such jurisdiction. If the Parties are unable to agree on a substitute provision, and if the unlawful or invalid provision was an essential element of this Agreement without which one of the Parties would not have entered into this Agreement, as evidenced by this Agreement as a whole, then such Party may terminate this Agreement by written notice to the other Party effective upon receipt.

        18.7.  Notice. All notices hereunder must be given in writing and will be deemed given if delivered personally or by facsimile transmission (receipt confirmed), mailed by registered or certified mail (return receipt requested) with postage prepaid, or sent by express courier service (FedEx or other reputable, internationally recognized courier service), to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice; provided that notices of a change of address will be effective only upon receipt thereof).

If to Assignor:	PFC Therapeutics, LLC 6175 Lusk Boulevard San Diego, California 92121 Attention: Duane J. Roth, Manager Facsimile: (858) 410-5306
With copies to:	Foley & Lardner LLP 402 W. Broadway, 23rd Floor San Diego, California 92101 Attention: Kenneth D. Polin Facsimile: (619) 234-3510
If to Assignee:	Nycomed Danmark ApS Langebjerg 1 DK-4000 Roskilde Denmark Attention: Managing Director Facsimile: +4546756968
With copies to:	With copy to Nycomed Danmark ApS Langebjerg 1 DK-4000 Roskilde Denmark Attention: General Counsel Facsimile: +4766763513

        18.8.  Force Majeure. Neither Party will be deemed to be in breach of this Agreement as a result of default, delay or failure to perform by such Party which is due to any cause beyond the reasonable control of such Party, including without limitation, fire, earthquake, acts of God, severe weather, acts of war, strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities (except actions in response to a breach of applicable laws by such Party), or epidemics. In the event of any such force majeure, the Party affected will promptly notify the other Party, will use commercially reasonable efforts to overcome such force majeure, and will keep the other Party informed with respect thereto. If such force majeure continues for a period of more than one hundred and eighty (180) Business Days, the Party not subject to such force majeure may terminate this Agreement by written notice to the other Party.

        18.9.  Counterparts. This Agreement may be executed by the Parties in one or more identical counterparts, all of which together will constitute this Agreement. If this Agreement is executed in counterparts, no signatory hereto will be bound until both Parties have duly executed a counterpart of this Agreement.

        18.10.  Governing Law. This Agreement will be governed by, and construed an interpreted in accordance with, the laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the right and duties of the Parties.

        18.11.  Construction. Unless used in combination with the word “either,” the word “or” is used throughout this Agreement in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein will mean including, without limiting the generality of any description preceding such term. No rule of strict construction will be applied against either Party hereto.

        18.12.  English Language. This Agreement has been written and executed in the English language. Any translation into any other language will not be an official version of this Agreement, and in the event of any conflict in interpretation between the English version and such translation, the English version will control.

        18.13.  Entire Agreement. This Agreement, including any Exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and negotiations, whether oral or written, with respect to such subject matter, including, without limitation, the Confidential Disclosure Agreement; provided, however, that no agreement between the Parties executed contemporaneously with this Agreement will be so superseded by this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

            The Parties have caused this Agreement to be executed as of the Effective Date by signature of their duly authorized representatives.

PFC THERAPEUTICS LLC

By:  /s/  Duane J. Roth

Title:  Manager

NYCOMED DANMARK APS

By:  /s/  Bent Kjærsgård

Title:  Managing Director

By:  /s/  Maj-Britt Kaltoft

Title:  VP Inlicensing

LIST OF EXHIBITS

EXHIBIT	NUMBER
ASSIGNMENT AGREEMENT	1.2
ASSIGNED PATENTS	1.6
CALL OPTION LETTER	1.9
TERRITORY	1.18
PRODUCT AND SCIENTIFIC DATA	1.32
QUALITY AGREEMENT	1.34
DEVELOPMENT COMMITTEE AND KEY PERSONS	5.1
LETTER OF ASSUMPTION	8.5
PHARMACOVIGILANCE	9.6
RELEASE OF THIRD PARTY ENCUMBRANCE	13.3

EXHIBIT 1.2

ASSIGNMENT AGREEMENT

            This Assignment Agreement is made as of the 1st day of April 2004 (“Effective Date”), by and between Nycomed Danmark ApS, a corporation organized and existing under the laws of the State of Denmark and having a place of business at Langebjerg 1, 4000 Roskilde, Denmark (“ASSIGNEE”),

and

        PFC Therapeutics LLC a corporation organized and existing under the laws of Delaware and having a place of business at 6175 Lusk Blvd., San Diego, CA 92121 (“ASSIGNOR”).

        WHEREAS, ASSIGNOR and ASSIGNEE are parties to that certain Development, Assignment and Supply Agreement dated as of the date hereof (the “Development Agreement”), to which this Agreement is an Exhibit, which conveys to ASSIGNEE exclusive rights in the IP (as defined below) for, among other products and methods, a perflubron based emulsion identified as Oxygent (“Oxygent”) in the Territory as defined below.

        WHEREAS ASSIGNEE has agreed with Assignor to to fund the development of Oxygent in on the terms and conditions set out in the Development Agreement.

        WHEREAS ASSIGNOR has granted the rights to exploit Oxygent in the Territory;

        NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises herein after set forth, the parties hereto agree as follows:

        As used in this Assignment, the following terms shall have the following respective meanings:

1.     Definitions

        A.    Intellectual Property. Intellectual Property (“IP”) means and includes Patent Rights, Technology, and Trademarks.

        B.    Patent Rights. Patent Rights means (i) the inventions and subject matter described and claimed in the patents and patent applications (provisional and non-provisional) listed on Exhibit A, (ii) any patents issuing therefrom anywhere in the world covering such inventions and subject matter, (iii) any patent application claiming or entitled to claim priority on any of the foregoing and any patent issuing thereon, (iv) any continuations, continuations-in-part, divisionals, renewals, substitutions and re-examinations of any of the foregoing, (v) any patents issuing from any of the foregoing, and (vi) any reissues and extensions of any such patents, (collectively, Patent Rights).

2

        C.    Technology. Technology means and includes information, know-how, designs, plans, specifications, methods, clinical data, compositions, techniques, software, and other technical information whether or not patentable relating to, necessary or useful for the practice of the Patent Rights.

        D.    Territory. means the Countries listed in Exhibit 1.19

        E.    Trademarks. Trademarks means and includes any trademarks, service marks, trade names and the like, whether or not registered, for Oxygent and any and all goodwill associated therewith.

2.     Assignment of the IP. The ASSIGNOR hereby assigns to ASSIGNEE the entire right, title, and interest in, to, and under the Patent Rights and the use of the Technology in the Territory. Additionally, in connection with this overall assignment of the IP, on the Effective Date hereof, the ASSIGNOR, for recordation purposes, shall sell, assign, transfer and set over, unto ASSIGNEE or its designee, the entire right, title and interest in and to the IP, by executing assignments in the forms set forth in Exhibit B hereto.

3.     Non-disclosure and Non-use by the ASSIGNOR.

        The ASSIGNOR shall use its best efforts to maintain the IP in confidence and shall not disclose, distribute, or disseminate such information to anyone without the express prior written consent of ASSIGNEE.

        The ASSIGNOR shall not use the Patent Rights in any manner or for any purpose and shall not use the Technology in any manner or for any purpose in the Territory.

4.     Cooperation by ASSIGNOR. ASSIGNOR shall fully cooperate with ASSIGNEE in the preparation and prosecution of all patent applications and the maintenance, defense and enforcement of any patents included in the IP, and in connection with the Technology and the Trademarks which cooperation shall include, but not be limited to, execution by ASSIGNOR of any and all papers and instruments as are necessary or helpful to ASSIGNEE in preparing, filing, prosecuting, maintaining, and transferring ownership, if appropriate, of all such patent applications, patents, Technology and Trademarks. If, for any reason, ASSIGNEE is unable to obtain ASSIGNOR’s signature on any document or consent necessary for any of the foregoing activities after reasonable efforts, ASSIGNOR hereby appoints _______________ [blank] and _______________ [blank] or their designees, of ASSIGNEE to transact all business in connection with the IP, to the extent permitted by law. ASSIGNOR understands and agrees that such power of attorney is irrevocable.

5.     Consideration. The consideration shall be as set out in the Development Agreement.

6.     Rights and Obligations of the Parties.

        A.     ASSIGNEE shall have the sole and exclusive right, but not the obligation, to file, prosecute, maintain, enforce and defend any and all patent applications and patents within the Patent Rights in and outside the Territory and the Technology in the Territory, and to use, enforce and defend any Trademarks within the IP in the Territory, at its own expense.

3

        B.     Within five (5) days after the Effective Date, ASSIGNOR shall transfer to ASSIGNEE all if its files and any other documentation on the IP.

7.     Representations and Warranties.

        ASSIGNOR warrants and represents that it has the full right and power to enter into and perform its obligations under this Agreement.

        ASSIGNOR warrants and represents that it owns the entire right, title and interest in and to the IP without any liens or encumbrances (except for a security interest created in favor of Baxter Healthcare Corporation (“Baxter”) under that certain Percentage Fee Agreement dated June 19, 2003 by and between ASSIGNOR, ASSIGNEE and Baxter (the “Baxter Lien”)) of any kind, and that it has the sole right to transfer such right, title and interest to ASSIGNEE.

        ASSIGNOR warrants and represents that it is not aware of any basis for finding that any issued patents within the IP are invalid and/or unenforceable, or that any of the claims of any patent application if issued is invalid and/or unenforceable.

        ASSIGNOR warrants and represents that, to the best of its knowledge, the practice of the IP will not infringe any third party intellectual property rights.

        ASSIGNOR warrants and represents that, as of the Effective Date, Assignor has not been served with any interference action or litigation with respect to any or all of the IP, and Assignor has not received any written communication which expressly threatens interference actions or other litigation before any patent and trademark office, court, or any other governmental entity in any jurisdiction in regard to any such IP.

        ASSIGNOR warrants and represents that there are no outstanding agreements, assignments or encumbrances in existence, concerning, involving, under or for the IP (except for the Baxter Lien). ASSIGNOR further warrants and represents that it has no outstanding duty or obligation to convey or grant any rights to any third party with respect to the IP (except for the Baxter Lien).

        ASSIGNOR warrants and represents that it has perfected its ownership interest in the IP, and has recorded its ownership interest with the United States Patent and Trademark Office, a copy of such recordal is attached hereto as Exhibit B.

        ASSIGNOR warrants and represents that the patents and patent applications within the IP are in full force and effect and that any and all fees due have been paid.

        The ASSIGNOR warrants and represents that prior to the Effective Date, it has used its best efforts to maintain the IP in confidence and has not disclosed, distributed, or disseminated such information to anyone who is not in turn under an obligation to the ASSIGNOR to maintain this information in confidence.

        ASSIGNOR warrants and represents that to its knowledge, no third party is infringing any patents within the IP.

4

        ASSIGNOR warrants and represents that the patents and patent applications within IP are not, and have not been, the subject of any inventorship challenges and are not involved in any pending or threatened interference actions.

8.     Binding Agreement. All the terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and upon and to their successors and permitted assigns.

9.     Entire Agreement. This Agreement and the Exhibits hereto, together with the Development Agreement and the exhibits hereto constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. No modifications, supplementation, extension or waiver of any provisions of this Agreement or any release of any right hereunder shall be valid, unless the same is in writing and is consented to by the parties hereto.

10.     Severability. In the event that any part or provision of this Agreement is deemed by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other part or provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable part or provision had never been contained therein.

11.     Assignment. Neither this Agreement, nor any right or obligation hereunder may be assigned by ASSIGNOR without prior written consent of ASSIGNEE.

12.     Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

13.     Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in New York. Said arbitration shall be conducted in accordance with the rules then prevailing of the American Arbitration Association (“AAA”) with three (3) arbitrators, one arbitrator to be selected by ASSIGNOR, one arbitrator to be selected by ASSIGNEE and the third arbitrator to be selected by the other two arbitrators. The arbitration shall be conducted in the English language. The costs and fees for the arbitrators shall be borne equally by the parties; otherwise, each party shall bear its own costs of the arbitration. Judgment upon the award rendered by the arbitrator shall be final and non-appealable and may be entered in any court having jurisdiction thereof.

14.     Counterparts. This Agreement may be executed simultaneously in two (2) counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same agreement.

15.     Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as specified below.

PFC THERAPEUTICS, LLC		NYCOMED DANMARK ApS.
By:	/s/ Duane J. Roth	By:	/s/ Bent Kjærsgård
Title:	Manager	Title:	Managing Director
Date:	April 15, 2004	Date:	April 1, 2004

6

EXHIBIT A

Country Application No. Patent No.	Title / INVENTOR(S)	Date Filed Date Issued Expiration Date
Europe	Brominated Perfluorocarbon Emulsions	13 January 1987
0 231 070	for Internal Animal Use for Contrast	10 June 1998
(Registered in Germany, Spain,	Enhancement and Oxygen Transport /	Exp: 13 Jan 2007
France, UK, Italy)	LONG

Europe	Biocompatible, Stable, and	5 August 1988
0 307 087	Concentrated Fluorocarbon Emulsions	8 June 1994
(Registered in Austria, Belgium,	for Contrast Enhancement and Oxygen	Exp: 5 August 2008
Germany, Spain, France, UK, Italy,	Transport in Internal Animal Use / LONG
Luxembourg, Netherlands, Sweden)

Ireland	Fluorocarbon Emulsions for In Vivo	5 August 1988
2416/88	Use / LONG	6 July 1995
64245		Exp: 5 August 2008

Norway	Fluorocarbon Emulsions for In Vivo	4 August 1988
19883456	Use / LONG	21 August 1996
179162		Exp: 4 August 2008

Europe	Fluorocarbon Emulsions Having	5 July 1989
0 480 925	Saturated PhospholAssigned	24 September 1997
(Registered in Austria, Belgium, France,	Technologyid Emulsifiers / LONG	Exp: 5 July 2009
Germany, Italy, Luxembourg,
Netherlands, Sweden, Switzerland, UK)

Europe	AmphAssigned Technologyhilic Fluorine	8 August 1991
0 548 096	Derivatives with Telomeric Structures;	8 November 1995
(Registered in Austria, Belgium,	Preparation Procedure and Biomedical	Exp: 08 Aug 2011
Switzerland/Liechtenstein, Germany,	Applications / PAVIA, PUCCI, RIESS,
Denmark, Spain, France, UK, Greece,	ZARIF
Italy, Luxembourg, Netherlands, Sweden)

Europe	Stabilization of Fluorocarbon	27 October 1993
0 666 736	Emulsions / WEERS, KLEIN, JOHNSON	18 December 1996
(Registered in Germany, Denmark,		Exp: 27 Oct 2013
France, UK, Italy)

Europe	Fluorocarbon Emulsions with Reduced	1 March 1994
94910799.9	Gas-Trapping Properties / WEERS,	14 July 1999
0 689 422	SCHUTT, PELURA, KEAssigned	Exp: 1 March 2014
(Registered in Belgium, Germany,	TechnologyERT
Denmark, Spain, France, UK, Italy,
Sweden)

EXHIBIT B

Recorded Assignment(s) to Assignor

EXHIBIT 1.6

ASSIGNOR PATENTS

Country Application No. Patent No.	Title / INVENTOR(S)	Date Filed Date Issued Expiration Date
Europe	Brominated Perfluorocarbon Emulsions	13 January 1987
0 231 070	for Internal Animal Use for Contrast	10 June 1998
(Registered in Germany, Spain,	Enhancement and Oxygen Transport /	Exp: 13 Jan 2007
France, UK, Italy)	LONG

Europe	Biocompatible, Stable, and	5 August 1988
0 307 087	Concentrated Fluorocarbon Emulsions	8 June 1994
(Registered in Austria, Belgium,	for Contrast Enhancement and Oxygen	Exp: 5 August 2008
Germany, Spain, France, UK, Italy,	Transport in Internal Animal Use /
Luxembourg, Netherlands, Sweden)	LONG

Ireland	Fluorocarbon Emulsions for In Vivo	5 August 1988
2416/88	Use / LONG	6 July 1995
64245		Exp: 5 August 2008

Norway	Fluorocarbon Emulsions for In Vivo	4 August 1988
19883456	Use / LONG	21 August 1996
179162		Exp: 4 August 2008

Europe	Fluorocarbon Emulsions Having	5 July 1989
0 480 925	Saturated PhospholAssigned	24 September 1997
(Registered in Austria, Belgium,	Technologyid Emulsifiers / LONG	Exp: 5 July 2009
France, Germany, Italy, Luxembourg,
Netherlands, Sweden, Switzerland, UK)

Europe	AmphAssigned Technologyhilic Fluorine	8 August 1991
0 548 096	Derivatives with Telomeric Structures;	8 November 1995
(Registered in Austria, Belgium,	Preparation Procedure and Biomedical	Exp: 08 Aug 2011
Switzerland/Liechtenstein, Germany,	Applications / PAVIA, PUCCI, RIESS,
Denmark, Spain, France, UK, Greece,	ZARIF
Italy, Luxembourg, Netherlands, Sweden)

Europe	Stabilization of Fluorocarbon	27 October 1993
0 666 736	Emulsions / WEERS, KLEIN, JOHNSON	18 December 1996
(Registered in Germany, Denmark,		Exp: 27 Oct 2013
France, UK, Italy)

Europe	Fluorocarbon Emulsions with Reduced	1 March 1994
94910799.9	Gas-Trapping Properties / WEERS,	14 July 1999
0 689 422	SCHUTT, PELURA, KEAssigned	Exp: 1 March 2014
(Registered in Belgium, Germany,	TechnologyERT
Denmark, Spain, France, UK,
Italy, Sweden)

Exhibit 1.9

CALL OPTION LETTER

This Call Option Letter is entered into as of _________________.

Whereas PFC, THERAPEUTICS, LLC, a Delaware limited liability company (“PFC”), with a business address of 6175 Lusk Boulevard, San Diego, California 92121, and NYCOMED DANMARK APS, a Danish corporation (“Nycomed”), located at Langebjerg 1, DK-4000 Roskilde, Denmark on the _____________ have entered into a Development, Assignment and Supply (the “Assignment Agreement”) whereby certain Patents and technology was assigned to Nycomed;

WHEREAS those above mentioned rights were assigned in relation to a certain Territory, including mainly Europe and CIS;

WHEREAS the parties do now wish to extend that Territory to include the Republic of China;

NOW THEREFORE the parties mutually agree as follows:

All terms in capital letters shall have the meaning as defined in the Assignment Agreement.

Upon execution of this document The Republic of China shall be included in the Territory and all rights and obligations in the Assignment Agreement related to the Territory shall include China as well.

30 Business Days from execution of this letter Nycomed shall pay to PFC the sum of $ *.

30 Business Days from grant of first regulatory approval in the Republic of China, Nycomed shall pay to PFC the sum of $ *.

            The Parties have caused this Letter to be executed as of the date first written above by signature of their duly authorized representatives.

PFC THERAPEUTICS LLC
By:
Title:

NYCOMED DANMARK APS
By:
Title:

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.18

TERRITORY

The EU (the below And any other countries joining the EU during the term of the agreement)	The CIS	Europe outside the EU	The Middle East
Austria	Armenia	Albania	Bahrain

Belgium	Azerbadjan	Andorra	Egypt

Denmark	Belarus	Bosnia-Herzegovina	Iran

Finland	Georgia	Bulgaria	Iraq

France	Kazakstan	Croatia	Israel

Germany	Kyrgyzstan	Croatia	Jordan

Greece	Moldova	Cyprus	Kuwait

Ireland, Rep. of	Russia	Czech Republic	Lebanon

Italy	Tadsjikistan	Estonia	Oman

Luxembourg	Turkmenistan	FYR Macedonia	Qatar

Netherlands	Ukraine	Hungary	Saudi Arabia

Portugal	Uzbekistan	Iceland	Syria

Spain		Latvia	United Arab Emirates

Sweden		Liechtenstein	Yemen

United Kingdom		Lithuania

Malta

Monaco

Norway

Poland

Romania

San Marino

Serbia-Montenegro

Slovakia

Slovenia

Switzerland

The Vatican State

Turkey

Yugoslavia

Exhibit 1.32

PRODUCT AND SCIENTIFIC DATA

[Exhibit begins on following page.]

Alliance Pharmaceutical	Oxygent Overview of Clinical and Preclinical Data
San Diego, California, USA

TABLE OF CONTENTS

I	EXECUTIVE SUMMARY	2
A	Background Information	2
B	Information included in this Document	3
II	REVISED CLINICAL DEVELOPMENT PLAN FOR OXYGENT	4
A	Product Data and Background Information	4
1	Product Data	4
2	Background Information	4
B	New Phase 3 Protocol for Transfusion Indication	5
1	Rationale	5
2	Proposed Phase 3 Study Design	6
3	Study Design Considerations	8
4	Blinding and Bias Considerations	9
5	Design Features to Clarify the Safety Profile of Oxygent	10
6	Rationale for 2.7-g PFC/kg Dose	12
7	Protocol Schematic for Proposed Phase 3 Study	14
8	Schedule of Visits, Tests, and Assessments for Proposed Phase 3 Study	16
C	Additional Clinical Studies and Planned in Support of indication	20
1	Phase 2 High-Dose Study	20
2	Phase I Pharmacokinetic Study	20
III	PREVIOUS HUMAN EXPERIENCE	21
A	Overview of Completed Studies	21
B	Summary of Phase 3 Study in General Surgery Subjects (OXHT-014-INT)	29
1	Study Design	29
2	Evaluation of Efficacy	30
3	Evaluation of Safety	32
4	Conclusions	34
C	Summary of Phase 3 Study in Cardiopulmonary Bypass Subjects (OXHT-017-INT)	35
1	Study Design	35
2	Evaluation of Efficacy	36
3	Evaluation of Safety	36
4	Conclusions	40
D	Human Pharmacokinetic Data	41
1	Pharmacokinetics in Healthy Volunteers	41
2	Pharmacokinetics of Oxygent in Subjects Undergoing Noncardiac Surgical Procedures	42
3	Pharmacokinetics of Oxygent in Subjects Undergoing Cardiac Surgical Procedures	43
IV	NONCLINICAL PROGRAM	45
A	Nonclinical Pharmacology	45
1	Efficacy Studies	45
2	Safety Studies	45
B	Nonclinical Toxicology	45
C	Nonclinical Pharmacokinetics, Distributions, and Drug Metabolism	45
V	REFERENCES	47
APPENDICES
APPENDIX A: NONCLINICAL SUMMARY
APPENDIX B: BLOOD HARVESTING TECHNIQUES AND RISKS OF ALLOGENEIC BLOOD TRANSFUSTIONS

April 2003	1	CONFIDENTIAL

Exhibit 1.34

QUALITY AGREEMENT

[Exhibit begins on following page.]

Template/Draft2

Date:
Number of pages:
Copies:
Name and number of Appendices:

QUALITY (GMP) AGREEMENT
FOR
THIRD PARTY CONTRACT MANUFACTURE

Between

NYCOMED DANMARK APS,
&
PFC THERAPEUTICS LLC
&
THIRD PARTY MANUFACTURER

A G R E E M E N T

        THIS AGREEMENT (the “QA Agreement”), is made on March xx 2004 between Nycomed Danmark ApS, whose registered office is at Langebjerg 1, 4000 Roskilde Denmark, hereinafter referred to as “NYCOMED”, and PFC Therapeutics, whose registered office is at 6175 Lusk Boulevard, San Diego, C.A. 92121 USA, hereinafter referred to as the “PFC” and PFC’s assigned Third Party Contract Partner referred to as “PFC’s TPCP.

        WITNESSETH

WHEREAS NYCOMED and PFC have entered into an agreement dated March xx, 2004 concerning Development, Assignment and Supply agreement (hereinafter “the Development Agreement”) relating to transfer of rights to and relating to the supply of the product OXYGENT/ AF 014 (hereinafter “the Product”).

WHEREAS PFC will have the Product supplied to Nycomed manufactured by PFC’s TPCP

NOW THEREFORE, the parties hereto have adopted and are bound by the following conditions of this Agreement:

        The contract manufacture of the Product shall be performed as stipulated in the Nycomed Marketing Authorization and the documentation material exchanged between NYCOMED, PFC and PFC’s TPCP.

This documentation material is part of the basis of the approval by the relevant Health Authorities as well as NYCOMED’s quality control procedures.

1.	Drug Law Regulations

1.1	PFC’s TPCP will under PFC’s responsibility perform obligations under this QA Agreement, as PFC has previously informed NYCOMED that PFC’s TPCP will perform that obligation. Accordingly, PFC’S TPCP will be mentioned as a responsible party under this QA Agreement. However, notwithstanding anything to the contrary, PFC shall not delegate the manufacture and final release of the (bulk) product to any other third party without Nycomed’s prior written consent.

1.2	PFC and PFC’S TPCP are jointly and severally liable towards Nycomed for acts and omissions under the performance of the obligations in the QA Agreement, notwithstanding whether the obligation is contributed to PFC or PFC’S TPCP.

1.3	PFC’S TPCP affirms that it holds the required Manufacturing Authorization (as defined in the Development Agreement) pursuant to the local Drug Law for the manufacture of the product listed in Appendix 1 (herein referred to as the PRODUCT.)

1.4	The parties shall be obliged to immediately advise each other’s Contact Department and Individuals (art. 10) of any changes in the Manufacturing Authorization with regard to the PRODUCT.

1.5	PFC'S TPCP shall be obliged to forward to NYCOMED a copy of PFC'S TPCP's Manufacturing Authorization (art. 1.1) in case of changes or updates.

1.6	The manufacture will take place at:

XXXXX

1.7	PFC’S TPCP and PFC warrant that the PRODUCT is manufactured according to and upon delivery in any respect corresponds to the documents and specifications agreed upon and inserted in the Nycomed Marketing Authorization as specified in Appendix 2.

1.8	PFC’S TPCP and PFC warrant that the PRODUCT will be manufactured, analysed and stored according to the at all time governing US and EU-Guide to Good Manufacturing Practice for Medicinal Products, as well as the agreed directives of NYCOMED. (art.1.1)

1.9	PFC’S TPCP and PFC carries any and all responsibility of faults or damage caused during the manufacture of the PRODUCT in deviation of this Quality agreement.

1.10	NYCOMED’s manufacturing and quality control/assurance personnel as well as the responsible supervisory authorities have the right at any given time during normal working hours, to enter into and inspect PFC’S TPCP’s production facilities and quality systems/documents for the PRODUCT, upon reasonable prior notice to both PFC and PFC’S TPCP.

2.	Starting Materials and Packaging Materials

2.1	The starting materials and packaging materials for manufacture of the Bulk Drug PRODUCT shall be provided by PFC and PFC’S TPCP, checked for accordance with the specifications contained in the Nycomed Marketing Authorizations as listed in Appendix 3, and approved for manufacturing by PFC’S TPCP.

2.2	PFC and PFC’S TPCP are responsible for auditing and qualifying vendors of the Active Pharmaceutical Ingredients (API’s) and starting materials for the PRODUCT.

2.3	The secondary printed packaging materials for the Finished Drug PRODUCT specified in the Nycomed Marketing Authorization’s shall be provided by NYCOMED, checked for accordance with the specifications, and approved for manufacturing by NYCOMED.

3.	Manufacture

3.1	The PRODUCT shall be manufactured in batches, ensuring adherence to the NYCOMED Marketing Authorization as well as ensuring the quality in accordance with the US and EU Guidelines for Good Manufacturing Practices.

3.2	PFC and PFC’S TPCP agree neither to make changes to the manufacturing process nor to assign manufacture to third parties without having obtained the prior written consent of NYCOMED.

3.3	If, due to a change or variation, validation is considered appropriate by PFC’S TPCP, the validation protocol and the validation report shall be agreed upon and approved by NYCOMED.

2

4.	Quality Controls during and after manufacture

4.1	PFC'S TPCP shall conduct final quality controls according to the NYCOMED Marketing Authorization.

4.2	PFC'S TPCP is responsible for monitoring the stability of the finished Bulk PRODUCT according to the EU GMP.

4.3	Nycomed is responsible for the conduct of import analysis as a full finished product analysis at the first entry to EU for products to be marketed by Nycomed in the EU.

4.4	PFC'S TPCP is responsible for conduct of annual Product Quality Review according to the EU GMP.

5.	Retention of Reference Samples

5.1	PFC’S TPCP shall retain reference samples of all starting materials and packaging materials provided by PFC and PFC’S TPCP as well as reference samples of the manufactured bulk PRODUCT for 6 years, or at least 1 year past the expiry date, whichever is the later.

5.2	NYCOMED shall retain reference samples of the released finished drug PRODUCT for 6 years or at least 1 year past the expiry date, whichever is the later.

6.	Documentation

6.1	PFC’S TPCP shall keep records on all manufacturing and control steps on the basis of EU-GMP-guidelines and keep same for a minimum of 10 years.

6.2	PFC’S TPCP shall allow NYCOMED and/or the responsible supervisory authority to inspect all testing and manufacturing documentation related to the product.

7.	Release

7.1	NYCOMED shall receive copies of the Complete Batch Documentation with the first 3 batches of the Bulk PRODUCT.

7.2	Release of Bulk PRODUCT is the responsibility of PFC’S TPCP. Release will be conducted according to PFC’S TPCP’s internal procedures agreed with NYCOMED and PFC, based upon the requirements stipulated in the NYCOMED Marketing Authorizations.

7.3	PFC’S TPCP shall issue a detailed certificate of analysis thereon including date of manufacture and expiry date, signed by PFC’S TPCP’s Authorised Person, and containing the following statement: “This is to certify that this Product batch was manufactured and released in accordance with the Quality (GMP) Agreement of 27.08.03 between PFC, PFC’S TPCP and NYCOMED, and Current US and EU Good Manufacturing Practices”.

7.4	For further batches NYCOMED shall receive an Abridged Batch Documentation, which shall contain as a minimum:

3

7.4.1	Certificate of Compliance in the form of a short manufacturing report:

7.4.2	Results of in-process control; and

7.4.3	A detailed Certificate of Analysis.

8.	Storage, Packaging

8.1	PFC’S TPCP shall be responsible for storage of all starting materials and Bulk PRODUCT, as well as for packaging the Bulk PRODUCT for transportation in suitable and well-closed containers.

8.2	The shipping containers for the Bulk PRODUCT shall be provided by PFC’S TPCP displaying the following data:

8.2.1	Name and address of Nycomed Danmark ApS, Langebjerg 1, 4000 Roskilde Denmark.

8.2.2	Product name including strength and dosage form as well as NYCOMED’s Item number (Material number), stated on the Purchase Order from NYCOMED.

8.2.3	Quantity (gross and net weight), number of units.

8.2.4	Batch number.

8.2.5	Expiry date.

9.	PRODUCT DEFECTS

9.1	PFC'S TPCP shall:

9.1.1	respond to queries concerning PRODUCT defects as fast and comprehensively as possible.

9.1.2	make available to NYCOMED the relevant batch documentation in the event of PRODUCT defects. This shall also apply if an authority requests it.

9.2	If quality control conducted at NYCOMED proves that the PRODUCT or its documentation is not in accordance with this Agreement and the jointly established documentation, NYCOMED is entitled to reject that batch. In the event of disagreement as to the quality of the PRODUCTS the procedures set out in the Development Agreement subsection 9.4 shall apply.

10.	CONTACT DEPARTMENTS AND INDIVIDUALS

10.1	PFC'S TPCP agree to provide answers as soon as possible, to all enquiries and complaints from NYCOMED.

10.2	Any communication between NYCOMED, PFC and PFC’S TPCP regarding the Quality Agreement shall be addressed to the following Position/Individuals unless an other Position/Individual is appointed and notification of such replacement has been sent to the other party:

4

NYCOMED Danmark Contact Individual Contact Position Telephone number Fax number 24 hour contact	Mr. Ernst Bachmann Responsible Pharmacist +45 46 77 13 33 +45 46 75 66 40 +45 46 77 11 11
PFC: Contact Individual Contact Position Telephone number Fax number 24 hour contact phone number	XXXX
PFC's TPCP Contact Individual Contact Position: Telephone Number: Fax number: 24 hour Contact phone number	+ +

Authorised Person:

NYCOMED:

Name: Mr Ernst Bachmann

Title: Responsible Pharmacist

Date:

PFC.

Name:

Title:

Date:

5

PFC’S TPCP:

Name:

Title:

Date:

6

APPENDIX 1

TO THE
QUALITY (GMP) AGREEMENT
FOR
THIRD PARTY CONTRACT MANUFACTURE

between

NYCOMED

and

PFC

&

PFC’S TPCP

PRODUCT

OXYGENT/AF 0144

APPENDIX 1

TO THE
QUALITY (GMP) AGREEMENT
FOR

THIRD PARTY CONTRACT MANUFACTURE

Between

NYCOMED

and

PFC

&

PFC’S TPCP

	NYCOMED	PFC	PFC'S TPCP

Responsible for:

ACTIVE PHARMACEUTICAL INGREDIENT ("Any substance which is intended to furnish pharmacological activity or other direct effect")

• Quality specifications for active ingredient (including update	•	•	•
following changes in legal requirements and recommendations):

• Supply of active ingredient:		•	•

• Auditing and Qualification of Vendors		•	•

• Inspection, testing and release of active ingredient:			•

• ID test of active ingredient before release for manufacture			•

• Retention of batch control records for active ingredient:			•

• Retention of batch control records for ID test on active ingredient:			•

• Retention of reference samples of active ingredient:			•

	NYCOMED	PFC	PFC'S TPCP

STARTING MATERIALS (In this Enclosure meaning: "Any substance used in the production of a medicinal product, but excluding active ingredients and packaging materials")

• Quality specifications for starting materials (including update	•	•	•
following changes in legal requirements and recommendations):

• Supply of starting materials:			•

• Inspection, testing and release of starting materials:			•

• ID test of starting materials before release for manufacture			•

• Retention of batch control records for starting materials:			•

• Retention of batch control records for ID test on starting materials:			•

• Retention of reference samples of starting materials:			•

BULK PRODUCT ("Any product which has completed all
processing stages up to, but not including, final packaging")

• Master Manufacturing formula and method:			•

• Manufacturing of bulk product including in-process controls:			•

• Quality control specification for bulk product (including update	•		•
following changes in legal requirements and recommendations):

• Inspection, testing and release of bulk product:			•

• Retention of batch manufacturing records for bulk product:			•

• Retention of control records for bulk product:			•

• Retention of reference sample of bulk product:			•

• Packaging of bulk product for distribution to NYCOMED:			•

• Annual product quality review of the manufacturing process in			•
the light of experience:

PACKAGING MATERIALS ("Any material employed in the
packaging of a medicinal product, excluding any outer
packagings used for transportation or shipment. Packaging
materials are referred to as primary or secondary according
to whether or not they are intended to be in direct contact
with the product")

• Quality specifications for packaging materials (including update	•		•
following changes in legal requirements and recommendations):

• Supply of packaging materials:			•

• Approval of master for printed packaging materials:			•

• Inspection, testing and release of packaging materials:			•

• Retention of batch control records for packaging materials:			•

• Retention of reference samples of packaging materials:			•

	NYCOMED	PFC	PFC'S TPCP

PACKAGING ("All operations, including filling and labelling, which a bulk product has to undergo in order to become a
finished product. Note: Sterile filling would not normally be regarded as part of packaging, the bulk product being the filled, but not finally packaged, primary containers")

• Master packaging instruction:			•

• Allocation of batch number:			•

• Filling in primary packaging material including in-process controls:			•

• (Ink-Jet)Labelling of primary packaging material including in-process			•
controls:

• Packaging in secondary packaging material including in-process controls:	•

• Labelling of secondary packaging material including in-process controls:	•

• Retention of batch packaging records:	•

PRODUCT (cf. Appendix 1)

• Specifications (including update following changes in legal	•		•
requirements and recommendations):

• Inspection, testing and release of Bulk Product for distribution to			•

NYCOMED:

• Inspection and release of Product or Finished Product for sale by	•

Qualified Person (cf. 2001/83/EC):

• Holder of Marketing Authorization:	•

• Retention of reference sample for finished Product:	•

• Retention of import control records for finished Product:	•

STABILITY MONITORING, (post marketing)

• Bulk product Stability programme and evaluation of result:			•

PRODUCT QUALITY REVIEW

• Annual product quality review with regard to manufacture and control (as a result of technical and scientific development)

	NYCOMED	PFC	PFC'S TPCP

COMPLAINTS & RECALLS

• Collection of complaints:	•

• Investigation of complaints:	•		•

• Corrective action:			•

• Answer to complainant:

• Filing:	•		•

• Recall:	•

APPENDIX 3

TO THE
QUALITY (GMP) AGREEMENT
FOR
THIRD PARTY CONTRACT MANUFACTURE

Between

NYCOMED

and

PFC

&

PFC’S TPCP

PRODUCT SPECIFICATIONS as approved in the relevant Nycomed Marketing Authorizations.

MA number in EU

MA number in other territories

3.	PHYSICAL, CHEMICAL, AND PHARMACEUTICAL PROPERTIES AND FORMULATION

3.1	AF0144

The drug product, AF0144, is an emulsion of * and * in * saline that is terminally heat sterilized, pyrogen-free, and milky white to off-white in appearance, AF0144 is a *% w/v * emulsion (* in * of emulsion) containing *% w/v *, *% w/v/ *, and *% w/v *. AF0144 has an osmolality of * to *, a pH of *, and a viscosity of approximately *.

3.2	CHEMISTRY OF ACTIVES PHARMACEUTICAL INGREDIENTS

AF0144 contains * active pharmaceutical ingredients: *.

The chemical formula of * is *. Its structure is *. The Chemical Abstract Service (CAS) number is *. Other physical parameters include:

Boiling point Vapor pressure	* *

The chemical formula of * is *. Its structure is *. The CAS number is *. Other physical parameters include:

Boiling point Vapor pressure	* *

3.3	SUPPLY AND STORAGE

AF0144 is supplied in * single-use bottles labeled with the formulation number. The bottle is sealed with a spikable rubber stopper and an aluminum overseal. AF0144 must be stored refrigerated between *. Storage below * may result in freezing. If AF0144 is frozen, it should not be used.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 5.1

KEY PERSONNEL AND COMMITTEE MEMBERS

KEY PERSONNEL

PFC	NYCOMED

Peter Keipert Simon Faithful Ernst G. Schutt Leo Trevino (currently employed by IMCOR ) John Wurst

JOINT DEVELOPMENT COMMITTEE MEMBERS

PFC	NYCOMED

EXHIBIT 8.5

LETTER OF ASSIGNMENT AND ASSUMPTION

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        THIS ROYALTY PAYMENT AND RELEASE AGREEMENT, dated as of March 25, 2004 (this “Agreement”), is entered into by and between Nycomed Danmark APS, a Danish corporation (“Nycomed”), and Baxter Healthcare Corporation, a Delaware corporation (“Baxter”).

W I T N E S S E T H

        WHEREAS, Baxter, Alliance Pharmaceutical Corp., a New York corporation (“Alliance”) and PFC Therapeutics, LLC a Delaware limited liability company (“PFC”) are party to that certain Percentage Fee Agreement, effective as of June 19, 2003 (the “Percentage Fee Agreement”) pursuant to which Baxter obtained a security interest in certain intellectual property rights owned by Alliance, including, among others, the European patents (defined below) in the European Territory (defined below) (the “European Oxygent Patents”);

        WHEREAS, PFC is the owner of all right, title and interest in the European Oxygent Patents by assignment from Alliance;

        WHEREAS, simultaneously herewith PFC is assigning all right, title and interest in the European Oxygent Patents to Nycomed;

        WHEREAS, the parties hereto desire that Baxter release its security interests in the right, title and interest of Alliance and PFC in the European Oxygent Patents; and

        WHEREAS, in exchange for the releases described in the immediately preceding paragraph Nycomed is willing to undertake the royalty payment obligations set forth herein.

        NOW, THEREFORE, in consideration of the premises and for other valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge and agree as follows:

1.	Definitions

        As used herein, the following terms shall have the following meanings:

        “European Gross Sales” means the gross revenue, receipts or value of credits received from the sale; if any, of all European Products in the European Territory (as defined below), including the fair market value of goods or services received in barter transactions, net only of returns and allowances in the ordinary course of business.

        “European Patents” means the patents listed in Schedule A hereto.

        “European Products”means all injectable perflurochemical emulsions capable of transporting oxygen in therapeutic amounts in the bloodstream for all medical uses, including therapeutic and diagnostic, covered by the European Oxygent Patents, which will be evaluated, developed, and/or acquired during the term of this Agreement to the extent owned by, licensed to or controlled by Nycomed or its licensees and affiliates, including, but not limited to, those products specifically listed on Schedule [A] hereto.

        “European Territory” shall have the meaning set forth on Schedule B hereto.

        “Maximum Percentage Fee” means $* (US $ *).

        “Royalty”means *% of European Gross Sales, if any, of the European Products.

        “Products”means all injectable perflurochemical emulsions capable of transporting oxygen in therapeutic amounts in the bloodstream for all medical uses, including therapeutic and diagnostic, which have been evaluated, developed and/or acquired prior to this Agreement or will be evaluated, developed, and/or acquired during the term of this Agreement to the extent owned by, licensed to or controlled by Alliance, PFC or their licensees and affiliates.

2.	Payments

(a)	In the event of any European Gross Sales of the European Products, Nycomed agrees to pay Baxter the Royalty up to, but not in excess of, the Maximum Percentage Fee; provided that once Baxter has received an aggregate amount equal to the Maximum Percentage Fee in respect of the Products, whether pursuant to this Agreement, the Percentage Fee Agreement or any other agreement, the payment obligations under this Section 2(a) shall immediately terminate.

(b)	The Royalty owed by Nycomed to Baxter shall be calculated on a semi-annual calendar basis (the “Royalty Period”) and shall be payable no later than sixty (60) days after the termination of the preceding semi-annual period. Each such Royalty Period shall commence on the first (1st) day of each January and each July and shall continue for six (6) months; provided that the first Royalty Period shall begin on the date hereof and the last Royalty Period shall end on the date of the termination hereof.

(c)	For each Royalty Period, Nycomed shall provide Baxter with a written Royalty payment statement in a form reasonably acceptable to Baxter. Such Royalty payment statement shall set forth the European Gross Sales of the European Products and any Royalty payable hereunder for the applicable Royalty Period. Such statements shall be furnished to Baxter hereunder regardless of whether any European Products were sold during the applicable Royalty Period or whether any actual Royalty was owed during such period.

(d)	All payments due to Baxter from Nycomed hereunder shall be converted into U.S. Dollars at the average rate of exchange for the Royalty Period for which payments are being remitted according to Nycomed’s normal procedures for calculating the same and shall be made by check or wire transfer to a designated Baxter account. If the transfer or conversion into U.S. Dollars in any such instance is not lawful or possible, the payment of each party of the payments due, as is necessary, shall be made by the deposit thereof, in whatever currency is allowable, to the credit and account of Baxter’s choice located in that country. Prompt notice of said deposit shall be given by Nycomed to Baxter.

(e)	Any income or other taxes that Nycomed is required to pay or withhold on behalf of Baxter with respect to amounts payable to Baxter under this Agreement shall be deducted from such amounts payable. Nycomed shall furnish Baxter with proof of such payments. Any such tax required to be paid or withheld shall be an expense of and borne solely by Baxter. Any amounts withheld by. or paid to a third party by, Nycomed pursuant to this paragraph shall be considered as having been paid to Baxter pursuant to paragraph (a) above for purposes of determining whether the Maximum Percentage Fee has been paid.

        * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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(f)	The receipt or acceptance by Baxter of any Royalty payment statement or payment shall not prevent Baxter from subsequently challenging the validity or accuracy of such statement or payment.

(g)	Late payments shall incur interest at the lesser of the rate of * (*%) per month or the maximum rate allowed by law from the date such payments were originally due.

3.	Audit

(a)	Baxter shall have the right upon reasonable notice to appoint an independent certified public accountant, to which Nycomed has no reasonable objection, to inspect Nycomed books and records and all other documents and material in Nycomed’s possession or control relating to the determination of the Royalty payable to Baxter hereunder, during normal business hours for the purpose of verifying the amounts payable as provided in this Agreement for the three (3) preceding years; provided, however, that this right may not be exercised more than once in any calendar year, and said accountant, under an obligation of confidentiality to Nycomed, shall disclose to Baxter only information relating to the accuracy of the Royalty statements and the payments made according to this Agreement.

(b)	In the event that such inspection reveals an underpayment by Nycomed of the actual Royalty owed Baxter, Nycomed shall pay the difference, plus interest calculated at the rate of * (*%) per month or the maximum rate allowed by law from the date such payments were originally due. If such underpayment is in excess of $* for any Royalty Period, Nycomed shall also reimburse Baxter for the cost of such inspection.

(c)	All books and records relative to Nycomed’s obligations hereunder shall be maintained in a location where such books and records are customarily kept by Nycomed and made accessible to Baxter for inspection at such location for at least two (2) years after termination of this Agreement.

4.	Release

(a)	Baxter hereby agrees that the liens and security interests of Baxter in the right, title and interest of Alliance and PFC in the European Patents, the European Products and any proceeds of the foregoing are hereby released automatically and without any additional action on the part of the Baxter or any other person.

(b)	Baxter hereby agrees and acknowledges that (i) the assignments by PFC and Alliance of the European Patents contemporaneously herewith are effective and (ii) Nycomed shall be under no obligations with respect to the Percentage Fee Agreement as a result of the assignment by Alliance and PFC of the European Patents or otherwise.

        * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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(c)	Baxter agrees to execute and deliver to Nycomed promptly upon request such additional documents as Nycomed may reasonably request to evidence the transactions contemplated hereby.

(d)	Baxter hereby authorizes Nycomed to prepare and file such UCC-3 termination statements, patent assignment terminations or other documents as Nycomed may reasonably deem necessary or desirable in connection with the termination of the security interests granted to Baxter under the Percentage Fee Agreement without the signature of Baxter to the extent permitted by law.

5.	Assignment and Assumption of European Patents. Nycomed may assign, sell, license or transfer any European Patents (or rights therein), only upon the condition that the assignee or transferee expressly assumes the obligations to Baxter of Nycomed under this Agreement. In the event that rights in any of the European Patents are transferred by means of a license: (i) if such license contains a territorial or other restriction limiting the licensee’s rights in respect of the sale of European Products, the condition to such transfer contained in this Section 5 shall be deemed satisfied by an express assumption of the obligations of Nycomed under this Agreement; provided, however, that the assumption of the obligation to make Royalty payments hereunder shall be limited to Royalties payable in respect of European Gross Sales by such licensee and any, direct or indirect, sub-licensee, successor or assign thereof; and (ii) the parties shall cooperate with respect to accounting for any Royalty payments.

6.	Termination

(a)	Unless earlier terminated pursuant to Section 6(b), this Agreement shall terminate upon the earlier of (i) the receipt by Baxter of the Maximum Percentage Fee, or (ii) reassignment to PFC of the European Patents.

(b)	Notwithstanding the foregoing, Nycomed shall have the right to terminate this Agreement at any time on thirty (30) days written notice to Baxter such termination to become effective at the conclusion of such 30-day period. If this Agreement is terminated pursuant to this subsection 6(b), then Nycomed shall pay to Baxter the Maximum Percentage Fee, less any Royalty payments made under this Agreement.

7.	Miscellaneous

(a)	Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

(b)	Notices. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, return receipt requested (and shall he deemed to have been received three (3) days after deposit into the United States mail), or sent by prepaid overnight courier or facsimile, receipt confirmed, addressed as follows:

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If to Baxter:	With a copy in each case to:
Baxter Healthcare Corporation	Butler, Snow, O'Mara, Stevens &
One Baxter Parkway	Cannada, PLLC
Deerfield. Illinois 60015	Post Office Box 22567
Attn: General Counsel	Jackson, Mississippi. 39225-2567
Fax No.: 847-948-2450	Attn:Selby A. Ireland
Fax No.: 601-985-4500

If to Nycomed:
Nycomed Danmark ApS
Langebjerg 1
4000 Roskilde
Attn.: General counsel
Fax No +4766763513

Unless otherwise stated above, such communications shall be effective when they are received by the addressee thereof in conformity with this Section. Any party may change its address for such communications giving notice thereof to the other parties in conformity with this Section.

(c)	Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York, without reference to the choice of law principles thereof except as provided in the UCC as to matters of perfection and priority of security interests.

(d)	Successors and Assigns. This Agreement may not be assigned by Nycomed, except pursuant to Section 5, without the prior written consent of Baxter, which will not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

(e)	Severability. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

(f)	Entire Agreement. This Agreement, the Schedules and the Exhibits and the other agreements and instruments referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings.

(g)	Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law, or in equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

(h)	Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by each of the parties hereto (excluding Alliance and PFC). The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may not be amended or supplemented by any party hereto except pursuant to a written amendment executed by each of the parties.

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(i)	No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

(j)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

(k)	No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall he construed, to confer upon or give any person other than the parties hereto and their respective legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

(l)	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

(m)	Confidentiality. The parties to the Agreement shall disclose any information provided in the course of this Agreement, which is a trade secret, confidential or proprietary information (including financial information) not publicly known only to those of its agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. Both during and after the term of this Agreement all disclosures shall be held in strict confidence by such agents and employees.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BAXTER HEALTHCARE CORPORATION, a Delaware corporation
By:	/s/ Ronald F. Quadrel
Name: Ronald F. Quadrel Title: President, Anesthesia & Critical Care

NYCOMED DANMARK APS, a Danish corporation
By:	/s/ Bent Kjærsgård
Name: Bent Kjærsgård Title: Managing Director

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SCHEDULE A

PATENTS

ASSIGNOR PATENTS

Country Application No. Patent No.	Title / INVENTOR(S)	Date Filed Date Issued Expiration Date
Europe	Brominated Perfluorocarbon Emulsions for	13 January 1987
0 231 070	Internal Animal Use for Contrast	10 June 1998
(Registered in Germany, Spain, France,	Enhancement and Oxygen Transport / LONG	Exp: 13 Jan 2007
UK, Italy

Europe	Biocompatible, Stable, and Concentrated	5 August 1988
0 307 087	Fluorocarbon Emulsions for Contrast	8 June 1994
(Registered in Austria, Belgium,	Enhancement and Oxygen Transport in	Exp: 5 August 2008
Germany, Spain, France, UK, Italy,	Internal Animal Use / LONG
Luxembourg, Netherlands, Sweden)

Ireland	Fluorocarbon Emulsions for In Vivo	5 August 1988
2416/88	Use / LONG	6 July 1995
64245		Exp: 5 August 2008

Norway	Fluorocarbon Emulsions for In Vivo	4 August 1988
19883456	Use / LONG	21 August 1996
179162		Exp: 4 August 2008

Europe	Fluorocarbon Emulsions Having Saturated	5 July 1989
0 480 925	PhospholAssigned Texchnologyid	24 September 1997
(Registered in Austria, Belgium, France,	Emulsifiers / LONG	Exp: 5 July 2009
Germany, Italy, Luxembourg,
Netherlands, Sweden, Switzerland, UK)

Europe	AmphAssigned Technologyhilic Fluorine	8 August 1991
0 548 096	Derivatives with Telomeric Structures;	8 November 1995
(Registered in Austria, Belgium,	Preparation Procedure and Biomedical	Exp: 08 Aug 2011
Switzerland/Liechtenstein, Germany,	Applications / PAVIA, PUCCI, RIESS,
Denmark, Spain, France, UK, Greece,	ZARIF
Italy, Luxembourg, Netherlands, Sweden)

Europe	Stabilization of Fluorocarbon Emulsions /	27 October 1993
0 666 736	WEERS, KLEIN, JOHNSON	18 December 1996
(Registered in Germany, Denmark,		Exp: 27 Oct 2013
France, UK, Italy)

Europe	Fluorocarbon Emulsions with Reduced	1 March 1994
94910799.9	Gas-Trapping Properties / WEERS, SCHUTT,	14 July 1999
0 689 422	PELURA, KEAssigned TechnologyERT	Exp: 1 March 2014
(Registered in Belgium, Germany,
Denmark, Spain, France, UK, Italy, Sweden

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SCHEDULE B

EUROPEAN TERRITORY

EU:	Sweden	Croatia	Kazakhstan

Germany		Bosnia	Kyrgystan

Netherlands		Yugosloavia	Moldova

Belgium	EUROPE	Romania	Russia

Luxembourg	OUTSIDE EU:	Bulgaria	Turkmenistan

France	Norway	Macedonia	Tadsjikjstan

Denmark	Estonia	Albania	Ukraine

United Kingdom	Lithuania	Greece	Uzbekistan

The Republic of	Latvia	Monaco

Ireland	Poland		OTHER:

Spain	Switzerland		Egypt

Portugal	Slovenia	CIS:	Turkey

Italy	Slovakia	Armenia	China

Austria	Czech Republic	Azebadjan

Finland	Hungary	Belarus

EXHIBIT 9.6

PHARMACOVIGILANCE

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Pharmacovigilance Agreement on (product name)

between

(Other Company Name)

and

Nycomed

Preamble

The parties shall establish a system for exchanging of safety information on (product name). The system shall enable both parties to meet the safety regulatory requirements imposed by authorities both locally and internationally and to follow current international guidelines.

Specific Pharmacovigilance Agreement

1.   Agreement

Area/countries covered:

Type of agreement:	 Co-promotion
 Distribution agreement
 Granting MA holdership
 Other:

Scope of agreement:	Exchange of all relevant safety data as specified in
Pharmacovigilance Guidelines CPMP/PhVWP/108/99 and
national requirements. This includes:
Reports from any source.

2.   Product

Product (generic name(-s):

Product (preferred brand name):

Type of product:	 Raw material
 Bulk tablets
 Finished product

3.   Territory

Area/countries covered:

4.   Licensing partners

Licensor:	Nycomed

Licensee:	(Other Company Name)

Market Authorisation Holder:	Nycomed or Other Company Name

5.   Status of product

Regulatory status:	 EU centralised procedure
 Mutual recognition procedure
 National procedure
 Other, Specify:

6.   Pharmacovigilance

Format	According to CPMP/PhVWP/108/99 ( Line-Listings for Non-SADR’s
and PSUR’s).and CIOMS form (SADR’s) or E2B for electronic
submission.

Definitions	AE, ADR, SAE, SADR, Minimum Information, PSUR’s,
Line-Listings, CCSI, Unexpected, Listed, Unlisted and
Timeframes according to CPMP/Ph/VWP/108/99.

Data Elements	The data to be transmitted between parties for individual
case reports shall comply with Definitions above. The minimum requirement is the defined Minimum Information, but a full
report is required whenever possible. - In case of use of
electronic exchange E2B format information in all major
fields (re ICH E2B guideline) must be complied with)

Final Causality and medical assessment	Is the responsibility of Licensor.
Nycomed performs the final causality for the PSUR.

Causality and medical assessment standards:	Terms to be used by Licensor:
Probable: good reasons and sufficient documentation to assume a causal relationship.
Possible: A causal relationship is conceivable and cannot be dismissed.
Unlikely: The event is most likely related to an etiology
other than the drug.
Not related: A reaction on which sufficient information
exists to indicate that the etiology is unrelated to the
product.
Not assessable: Causality is not assessable, e.g. because of insufficient evidence, conflicting data or poor documentation.

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Safety Actions:	Any possible safety actions related to the product -as for
example:
changes to the SPC communications with regulatory authorities or the medical profession shall be send to Licensor in a
timely manner for information. If specific safety measures
are to be taken, the Licensee shall ensure the implementation of such in the territory.

Safety Manager:	Licensee shall designate a qualified person, Safety Manager, to be responsible for handling adverse events. Licensor shall be notified immediately of any changes to this.

Regulatory Reporting:	Reports received by Licensee from Licensor shall be reported to Local Drug Regulatory authority according to national
regulation.

Time frames for reporting:(definition of	Serious Adverse Drug Reactions:
seriousness according to ICH)	All SADR’s and follow-up reports hereof shall be reported
immediately and in English - within max.3 working days -
after recognition by Licensee to Licensor by telephone,
e-mail or fax. The report must fulfil at least the Minimum
Information (see: Definitions).
Licensor will report probably or possibly related SADR's from any market to Licensee within 10 calendar days after receipt of a valid report.
Non-serious Adverse Drug Reactions:
Non-serious ADR’s shall be reported by Licensee to Licensor
within 30 calendar days after recognition.
Licensor will report all probably or possibly related adverse events occurring in other markets to the Licensee by
6-monthly updates/listings.

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Literature reviews,	Licensor
Main responsible unit:
Local responsibility:
Licensee

Periodic Safety Updates,	Licensor
Responsibility to provide:
For which countries and time intervals?	Licensee Fill in relevant information

Company Core Safety Information
(CCSI) (or harmonized SPC)	Licensor
Responsibility to prepare and update:

Clinical trials	If Licensee wishes to perform a local trial (third party
General:	clinical trial) , Licensor must receive the final protocol.
Only SADR’s should be reported- as described under time
Reporting:	frames. Licensor will porcess these as spontaneous reports

Responsibility of the International Safety	Licensor
Database for the product:

7.   Various

Location of International Safety Database	Nycomed, Roskilde, Denmark

Eventualities	In cases unforeseen by above procedures the Safety Managers
of each Company will liase immediately with each other in
order to resolve the situation.

Term	This agreement shall come into effect by the day of signature of both parties and continue in force until the termination
of the Licensing Contract.

Confidentiality	The parties shall keep confidential any pharmacovigilance and regulatory information.

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8.   Contact Persons and Addresses

Licensor	Nycomed
Contact person and Pharmacovigilance department	Central Pharmacovigilance
Langebjerg 1
4000 Roskilde
DENMARK
Director Central Pharmacovigilance, Jens Peter Balling, MD.
Tel: 45 46771637
Fax: 45 46775999
e-mail: jep@nycomed.com
day to day operations: cpv@nycomed.com

Licensee	Licensee contact detals

9.   Signatures

Place and date	Signature
Pharmacovigilance responsible person
Licensor

Place and date	Signature
Pharmacovigilance responsible person
Licensee

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EXHIBIT 13.3

RELEASE OF THIRD PARTY ENCUMBRANCE

[EXHIBT BEGINNING ON FOLLOWING PAGE]

(This Exhibit 13.3 is filed elsewhere with this Form 10-QSB as Exhibit 10.1)